SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Dow Chemical Company

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 15, 2014 AT 10:00 A.M. EDT

March 28, 2014

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the Annual Meeting of Stockholders of The Dow Chemical Company (the “Meeting”) to be held on Thursday, May 15, 2014, at 10:00 a.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on the back page of this Proxy Statement and is also included on your admittance ticket. At the Meeting, stockholders will vote on the following matters either by proxy or in person:

•	Election of the ten Directors named in the attached Proxy Statement.

•	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2014.

•	Advisory resolution to approve executive compensation.

•	Approval of the Amended and Restated 2012 Stock Incentive Plan.

•	Two proposals submitted by stockholders, if properly presented.

•	Transaction of any other business as may properly come before the Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Questions may be directed to 877-227-3294 (a toll-free telephone number in the United States and Canada) or 989-636-1792, or faxed to 989-638-1740.

Your Board of Directors has set the close of business on March 17, 2014, as the record date for determining stockholders who are entitled to receive notice of the Meeting and any adjournment, or postponement, and who are entitled to vote. A list of stockholders entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the Meeting, during normal business hours, at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. A ticket of admission or proof of stock ownership is necessary to attend the Meeting, as described in this Proxy Statement under “Voting and Attendance Procedures.” If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting, or the audio replay after the event, at www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

Charles J. Kalil

Executive Vice President,

General Counsel and Corporate Secretary

™ Trademark of The Dow Chemical Company

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	10:00 a.m. Eastern Daylight Time on May 15, 2014
• Place:	Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan
• Record Date:	March 17, 2014

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
(1) Election of ten Directors	FOR EACH NOMINEE	3
(2) Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	44
(3) Advisory Resolution to Approve Executive Compensation	FOR	46
(4) Approval of the Amended and Restated 2012 Stock Incentive Plan	FOR	47
(5) Stockholder Proposal on Stockholder Action by Written Consent	AGAINST	56
(6) Stockholder Proposal on Executive Stock Retention	AGAINST	58

Response to Say-On-Pay Vote & Stockholder Outreach

Following the Company’s 2013 Annual Meeting of Stockholders, we reviewed the results of the stockholder advisory vote on our executive compensation programs. Approximately 75% of the votes cast supported our compensation programs. The Compensation and Leadership Development Committee (“Committee”) carefully evaluated the results of the 2013 advisory vote at subsequent meetings.

Throughout 2013, we engaged in discussions with a broad cross-section of stockholders to solicit feedback on our compensation programs. We view this as an important opportunity to develop broader relationships with key investors over the long–term and to engage in open dialogue on compensation and governance related issues.

Executive Compensation Program Item	What We Heard From Stockholders	Actions We Took to Address Feedback

Long Term Incentive (LTI) Mix	Strong preference for performance based equity	Effective January 1, 2014, we increased the Performance Share weighting in our LTI mix from 35% to 45% (continuing the trend that was started in 2012 when the Performance Share weighting was moved from 25% to 35%).
	Support for Relative Total Shareholder Return (“TSR”) as a metric in our Performance Share Program	Relative TSR and Return on Capital* are equally weighted measures in the Performance Share Program. (Relative TSR was first used in 2011 and continued each year thereafter.)

Annual Performance Award	Preference for greater weighting toward Net Income and Management Operating Cash Flow in the annual incentive program	The 2014 Performance Award design has 85% of the award linked to two critical measures for Dow — Net Income* and Management Operating Cash Flow*. Net Income will be weighted at 50%, Management Operating Cash Flow will be weighted at 35% and 15% will be linked to personal goals and achievements.

Share Usage	Concern about share usage in our LTI program	We modified our LTI mix at all levels which will significantly reduce our 2014 annual share usage compared to 2013 levels.

Disclosure	Desire for greater clarity on our incentive plan metrics	We added additional disclosure on our metrics and the mechanics of our incentive programs.
	Desire for additional clarity on how we use our Survey Peer Group and TSR Peer Group	We added more detail on our two peer groups and how they are used.
*	These measures are non-GAAP financial measures. For additional information on the use of these financial performance measures, please see the “Performance Award” and “Return on Capital” sections of “Section Two: The 2013 Executive Compensation Program in Detail” beginning on page 19.

i	2014 Proxy Statement

PROXY STATEMENT SUMMARY (continued)

In addition to these most recent changes, over the past few years, the Committee and Board of Directors have made other changes to our compensation programs that further align executives’ compensation with stockholder interests.

Executive Compensation Program Item	Governance Best Practices and Other Feedback	Actions We Have Taken

Incentive Plan Design	Incentive program maximum payout levels	In light of governance trends, we reduced the maximum payout level of our annual and long term incentive programs from 250% to 200%.

Stock Ownership Requirements	Rigorous stock ownership guidelines in place for both Directors and Management

In 2013, the Board approved an increase to the stock ownership guidelines for Non-Employee Directors—to five times their annual meeting retainer fee.

Stock Ownership guideline levels for executive management were increased in 2012.

Director Compensation	Appropriate mix of equity and cash	In 2013, the Governance Committee and the Board increased the weighting of equity in the total compensation structure for Non-Employee Directors. Equity now represents 54% of the total compensation structure, up from 48%.

Perquisites	Limited perquisites for named executive officers	Eliminated the car perquisite for NEOs (other than the CEO) in 2012.

2013 Business Highlights

In 2013, Dow implemented a number of key actions to improve return on capital, drive earnings growth momentum and maximize value for our stockholders. We rigorously continued and sustained our cost control efforts. We undertook significant actions to reshape our company to succeed in the midst of ongoing economic volatility – shedding commodity portions of our portfolio, prioritizing growth programs and narrowing the markets we serve. All of this enabled us to focus our resources more deeply in targeted, high-margin investments that serve attractive end-markets.

As a result of this focus and discipline, the Company achieved a number of significant milestones in 2013:

•	Full-year 2013 earnings per share were $3.68, compared with prior-year earnings of $0.70 per share. Adjusted earnings per share[1] were $2.48 versus $1.90 per share in 2012, up 31 percent

•	EBITDA[2] totaled $10.5 billion, or $8.4 billion on an adjusted basis[3] – a $900 million increase versus 2012

•	Achieved $7.8 billion in cash flow from operations; excluding the K-Dow arbitration award, cash from operating activities was a record $6 billion

•

Dow accelerated its cost savings and portfolio management actions throughout the year, exceeding its goal to deliver $500 million in cost reductions and delivered $850 million in cash proceeds from divesting non-strategic assets and businesses

•	Dow continued to strengthen its balance sheet, reducing gross debt by $3 billion, and bringing Dow’s net debt[4] to total capital to 30 percent – well below the Company’s historic average

•	The Company rewarded stockholders with $1.8 billion through dividends declared and share repurchases – a nearly 30 percent increase versus 2012

•	With Total Shareholder Return of 42%, Dow outperformed the S&P 500 by nearly 10 percent – demonstrating Dow’s focus on ongoing value creation.

[1]

“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain items”. See Appendix B on pages B-1 – B-2 for a reconciliation of Adjusted earnings per share to “Earnings per common share — diluted”.

[2]

EBITDA is defined as earnings (i.e. “Net Income”) before interest, income taxes, depreciation and amortization. See Appendix B on pages B-1 – B-2 for a reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders”.

[3]	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.” See Appendix B on pages B-1 – B-2 for a reconciliation to the most directly comparable U.S. GAAP measure.
[4]	Net debt equals total debt (“Notes Payable" plus “Long-Term Debt due within one year" plus “Long-Term Debt” minus “Cash and Cash Equivalents”).

2014 Proxy Statement	ii

PROXY STATEMENT SUMMARY (continued)

•

Achieved significant milestones with key, enterprise growth projects – U.S. Gulf Coast investments; and The Sadara Chemical Company joint venture – investments that will further enhance our industry-leading, low-cost feedstock position

How Executive Compensation is Aligned with Company Performance

The objectives of Dow’s compensation program, set by the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors, are to align executives’ compensation with Dow’s short-term and long-term financial and operational performance and to provide the compensation framework to attract, retain and motivate key executives who are critical to achieving Dow’s vision, strategy and our long-term success. To achieve these objectives:

•

We target all elements of our compensation programs to provide a competitive compensation opportunity at the median of our peer group (the “Survey Peer Group”) of companies whose compensation is surveyed by the Committee. Actual payouts under these programs can be above or below the median based on Company and personal performance.

•

At least 70% of the total compensation opportunity for each of our Named Executive Officers (“NEOs”) is variable performance-based compensation tied to critical financial measures that drive shareholder value and consist of metrics used to report financial results in our quarterly earnings releases.

Compensation Element	Financial Metrics
Short-Term Incentive: Annual Performance Award Program	Net Income Management Operating Cash Flow Cost Control (2013)
Long Term Incentives: Performance Share Program	Relative Total Shareholder Return (“TSR”) Return on Capital

•

We emphasize stock ownership. LTI awards are delivered as equity-based awards to senior executives. Dow executives are required to maintain, until retirement, between four and six times their annual base salary in Dow stock. This encourages managing from an owner’s perspective and better aligns their financial interests with those of Dow stockholders.

•	Our executives participate in the same group benefit programs, including pension and retirement plans, on substantially the same terms as other salaried employees.

•	Our executives are provided limited perquisites which are granted to facilitate strong, focused performance on their jobs.

•	The Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall Company performance.

iii	2014 Proxy Statement

PROXY STATEMENT SUMMARY (continued)

Board Nominees

Each director nominee is elected annually by a majority of votes cast. The following table provides summary information about each director nominee.

Nominee	Age	Director Since	Principal Occupation	Committees
Arnold A. Allemang	71	1996	Former Senior Advisor, The Dow Chemical Company	EHS&T
Ajay Banga	54	2013	President and Chief Executive Officer, MasterCard Incorporated	Compensation
Jacqueline K. Barton	61	1993	Professor of Chemistry & Chair, Division of Chemistry & Chemical Engineering, California Institute of Technology	EHS&T (Chair)
James A. Bell	65	2005	Former Executive Vice President, Corporate President & CFO, The Boeing Company	Audit (Chair) Governance
Jeff M. Fettig (Lead Director)	56	2003	Chief Executive Officer and Chairman, Whirlpool Corporation	Compensation Governance (Chair)
Andrew N. Liveris	59	2004	President, Chief Executive Officer and Chairman, The Dow Chemical Company
Paul Polman	57	2010	Chief Executive Officer, Unilever PLC/NV	EHS&T
Dennis H. Reilley	60	2007	Non-Executive Chairman, Marathon Oil Corporation	Compensation (Chair) Governance
James M. Ringler	68	2001	Chairman, Teradata Corporation	Audit
Ruth G. Shaw	65	2005	Former Executive Advisor, Duke Energy Corporation	Audit

Corporate Governance Highlights

As part of Dow’s commitment to high ethical standards, the Board follows sound governance practices. These practices are described in more detail beginning on page 7 and our website: www.DowGovernance.com.

Board Independence	8 of 10 Directors standing for re-election are independent. 9 of 10 are non-management.
Independent Lead Director with clearly identified roles and responsibilities (Jeff Fettig)
Retirement Age (72)
Director Elections	Annual Board elections
Directors are elected by a majority of votes cast
Directors not elected by a majority of votes are subject to the Board’s resignation policy
Board Practices	Non-management Board members meet in executive session without management
Annual Board & Committee Evaluations
Board member orientation & education
Stock Ownership Requirements	Our non-management Directors are expected to hold five times the annual retainer fee within five years after joining the Board
Board members must hold all restricted shares until retirement
We prohibit executives and directors from hedging or pledging company stock
Stockholder Rights	Stockholder right to call special meetings (25%)
No super-majority voting requirements

2014 Proxy Statement	iv

2014 ANNUAL MEETING OF STOCKHOLDERS

THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

This Proxy Statement is issued in connection with the 2014 Annual Meeting of Stockholders of The Dow Chemical Company to be held on May 15, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

THURSDAY, MAY 15, 2014 AT 10:00 A.M. EDT

The 2014 Proxy Statement and 2013 Annual Report (with Form 10-K)

are available at https://materials.proxyvote.com/260543

VOTING AND ATTENDANCE PROCEDURES

In the following pages of this Proxy Statement, you will find information on your Board of Directors, the candidates for election to the Board, and five other agenda items to be voted upon at the Annual Meeting of Stockholders (the “Meeting”) and any adjournment or postponement of that Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company’s corporate governance and compensation practices. References in this document to “the Company” and “Dow” mean The Dow Chemical Company. This Proxy Statement is first being distributed to stockholders on or about March 28, 2014.

Vote Your Shares in Advance

You may vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy or other voting form. Your shares will be voted if the voting form is properly executed and received by the independent Inspector of Election prior to the Meeting. Except as provided below with respect to shares held in employees’ savings plans, if no specific choices are made by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your voting instructions at any time before their use at the Meeting by sending a written revocation, by submitting another proxy or voting form on a later date, or by attending the Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company’s management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company’s employees’ savings plans, and requires the appointment of an independent tabulator and Inspector of Election for the Meeting.

Dividend Reinvestment Plan Shares and Employees’ Savings Plans Shares

If you are enrolled in the dividend reinvestment plan (“DRP”), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The DRP administrator, Computershare Trust Company, N.A., will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by your Board of Directors.

Participants in various employees’ savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Plan” or the “Plans”), will receive, as appropriate, a confidential voting instruction form. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

To allow sufficient time for voting by the Trustees and/or administrators of the Plans, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 12, 2014.

Dow Shares Outstanding and Quorum

At the close of business on the record date, March 17, 2014, there were 1,209,484,954 shares of Dow common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There were 4,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock outstanding; however, no such shares of preferred stock outstanding as of

2014 Proxy Statement	1

VOTING AND ATTENDANCE PROCEDURES (continued)

the record date are entitled to vote. The holders of at least 50% of the issued and outstanding shares of common stock entitled to vote that are present in person or represented by proxy constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting. Broker non-votes occur when a person holding shares in “street name,” meaning that their shares are held in a nominee name or beneficially through a bank or brokerage firm, does not provide instructions as to how to vote their shares and the broker is not permitted to exercise voting discretion. Under New York Stock Exchange rules, your broker may vote shares held in street name on the Ratification of the Appointment of the Independent Registered Public Accounting Firm without instruction from you, but may not vote on any other matter to be voted on at the Annual Meeting without instruction from you.

Proxies on Behalf of the Dow Board

Your Board of Directors is soliciting proxies to provide an opportunity to all stockholders to vote on agenda items, whether or not the stockholders are able to attend the Meeting or an adjournment or postponement thereof. Proxies may be solicited on behalf of the Board in person, by mail, by telephone or by electronic communication by Dow officers and employees. The proxy representatives of the Board of Directors will not be specially compensated for their services in this regard.

Dow has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $50,000, plus out-of-pocket expenses. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed on request. The cost of solicitation will be borne by the Company.

Attending the Annual Meeting

A ticket of admission or proof of stock ownership is necessary to attend the Meeting. A ticket is included with your proxy materials. Stockholders with registered accounts (meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of our stock transfer agent) or who are in the Dividend Reinvestment Program or employees’ savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in street name should bring their ticket of admission. Street name holders without tickets will need proof of record date ownership for admission to the Meeting, such as a letter from the bank or broker. All stockholders wishing to attend the meeting should also bring and present a government issued photo identification for admittance to the Meeting.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. Proxy holders are asked to present their ticket and credentials in the lobby before the Meeting begins. In addition, street name holders who wish to vote in person at the Meeting must obtain a “legal proxy” from the bank, broker or other holder of record that holds their shares in order to be entitled to vote at the Meeting. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting, or the audio replay after the event, at www.DowGovernance .com.

2	2014 Proxy Statement

AGENDA ITEM 1

CANDIDATES FOR ELECTION AS DIRECTOR

In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated Arnold A. Allemang, Ajay Banga, Jacqueline K. Barton, James A. Bell, Jeff M. Fettig, Andrew N. Liveris, Paul Polman, Dennis H. Reilley, James M. Ringler and Ruth G. Shaw for election as Directors, to serve for a one-year term that expires at the Annual Meeting in 2015, and until their successors are elected and qualified.

Each nominee is currently serving as a Director and each has consented to serve for the new term. All nominees have previously been elected as Directors by the Company’s stockholders. Information in the biographies below is current as of February 17, 2014. Please see pages 11 to 12 for additional information on “Director Qualifications and Diversity.”

The Board of Directors unanimously recommends a vote FOR the election of ALL of these nominees as Directors.

The Company’s Bylaws prescribe the voting standard for election of Directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of Directors to be elected. Under this standard, a nominee must receive more “for” than “against” votes to be elected. Abstentions and broker non-votes are not counted in determining whether a nominee is elected. Under the Company’s Corporate Governance Guidelines, if a nominee who already serves as a Director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote executed proxies “for” the candidates nominated by the Board unless contrary voting instructions are provided. If something unanticipated should occur prior to the Annual Meeting making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

The New York Stock Exchange rules do not permit brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of Company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on this matter. Please follow the instructions set forth in the voting information provided by your bank or broker.

Arnold A. Allemang, 71. Director since 1996.
The Dow Chemical Company – Employee of Dow 1965-2008. Manufacturing General Manager, Dow Benelux B.V.* 1992-1993. Regional Vice President, Manufacturing and Administration, Dow Benelux B.V.* 1993. Vice President, Manufacturing Operations, Dow Europe GmbH* 1993-1995. Dow Vice President and Director of Manufacturing and Engineering 1996-1997. Dow Vice President, Operations 1997-2000. Executive Vice President 2000-2004. Senior Advisor 2004-2008. Member of the Advisory Board for RPM Ventures, the President’s Circle of Sam Houston State University, and the American Chemical Society.

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 17, 2014.) Dow Benelux B.V., Dow Chemical Pacific Limited and Dow Europe GmbH – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

2014 Proxy Statement	3

AGENDA ITEM 1 (continued)

Ajay Banga, 54. President and Chief Executive Officer, MasterCard Incorporated. Director since 2013.

MasterCard Incorporated (a technology company in the global payments industry) – President and Chief Executive Officer, July 2010 to date; Board Member, April 2010 to date; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International Incorporated, August 2009-July 2010. Citigroup (a provider of financial services) – Chief Executive Officer of Citigroup Asia Pacific region, March 2008-August 2009. Previous positions from 1996 to 2009 included Chairman and Chief Executive Officer of Citigroup’s International Global Consumer Group, Executive Vice President of Citigroup’s Global Consumer Group, President of Citigroup’s Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. PepsiCo (a worldwide food and beverage company) – 1994-1996. Nestlé (a worldwide food company) – 1981-1994. Chairman of the U.S.-India Business Council. Member of the Executive Committee of the Business Roundtable and chair of its Information and Technology Initiative. Member of the International Business Committee of the World Economic Forum, the Council on Foreign Relations, Weill Cornell Medical College Board of Overseers, The Economic Club of New York, The Financial Services Roundtable and the boards of The American Red Cross and the New York City Ballet. Fellow of the Foreign Policy Association and was awarded the Foreign Policy Association Medal in 2012.

Director of MasterCard Incorporated. Former director of Kraft Foods Group, Inc. (2007-May 2012).

Jacqueline K. Barton, 61. Arthur and Marian Hanisch Memorial Professor of Chemistry, Chair, Division of Chemistry and Chemical Engineering, California Institute of Technology. Director since 1993.
California Institute of Technology: Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Chair, Division of Chemistry and Chemical Engineering, 2009 to date. Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-1982. Columbia University: Assistant Professor 1983-1985, Associate Professor 1985-1986, Professor of Chemistry and Biological Sciences 1986-1989. Recipient of the 2010 National Medal of Science, the highest honor bestowed by the United States government on scientists. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000, National Academy of Sciences member 2002 and Institute of Medicine member 2012. Named Outstanding Director 2006 by the Outstanding Director Exchange (ODX); 2013 Director of the Year Award, Forum for Corporate Directors.

James A. Bell, 65. Former Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company. Director since 2005.

The Boeing Company (an aerospace company and manufacturer of commercial jetliners and military aircraft) – Executive Vice President, Corporate President and Chief Financial Officer, 2008 to February 2012; Executive Vice President, Finance and Chief Financial Officer 2003-2008; Senior Vice President of Finance and Corporate Controller 2000-2003. Previous positions include Vice President of Contracts and Pricing for Boeing Space and Communications 1996-2000; Director of Business Management of the Space Station Electric Power System at Boeing Rocketdyne unit 1992-1996. Member of the Board of Directors of the Chicago Infrastructure Trust.

Director of J.P. Morgan Chase & Co.

Jeff M. Fettig, 56. Chairman and Chief Executive Officer of Whirlpool Corporation. Director since 2003. Lead Director since 2011.

Whirlpool Corporation (a manufacturer of home appliances) – Chairman and Chief Executive Officer 2004 to date; President and Chief Operating Officer 1999-2004; Executive Vice President 1994-1999; President, Whirlpool Europe and Asia 1994-1999; Vice President, Group Marketing and Sales, North American Appliance Group 1992-1994; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-1992; Vice President, Marketing, KitchenAid Appliance Group 1989-1990; Director, Product Development 1988-1989.

Director of Whirlpool Corporation.

4	2014 Proxy Statement

AGENDA ITEM 1 (continued)

Andrew N. Liveris, 59. Dow President, Chief Executive Officer and Chairman. Director since 2004.

Employee of Dow since 1976. General manager of Dow’s Thailand operations 1989-1992. Group business director for Emulsion Polymers and New Ventures 1992-1993. General manager of Dow’s start-up businesses in Environmental Services 1993-1994. Vice President of Dow’s start-up businesses in Environmental Services 1994-1995. President of Dow Chemical Pacific Limited* 1995-1998. Vice President of Specialty Chemicals 1998-2000. Business Group President for Performance Chemicals 2000-2003. President and Chief Operating Officer 2003-2004. President and Chief Executive Officer 2004 to date and Chairman 2006 to date.

Chairman of the U.S. Business Council and Vice Chairman of the Business Roundtable; Past Chairman of the U.S.-China Business Council, American Chemistry Council and The International Council of Chemical Associations. Co-Chair of the President’s Advanced Manufacturing Partnership. Member of the President’s Export Council, the American Australian Association, the U.S.-India CEO Forum and the Peterson Institute for International Economics. Member of the Board of Trustees of The Herbert H. and Grace A. Dow Foundation, the California Institute of Technology and the United States Council for International Business.

Director of International Business Machines Corporation. Former director of Citigroup, Inc. (2005 –April 2011).

Paul Polman, 57. Chief Executive Officer of Unilever PLC and Unilever N.V. Director since 2010.

Unilever PLC and Unilever N.V. (a provider of nutrition, hygiene and personal care products) – Chief Executive Officer January 2009 to date. Nestlé S.A. (a worldwide food company) – Executive Vice President of Americas, January 2008-September 2008; Chief Financial Officer 2006-2008. The Procter & Gamble Company (a provider of consumer, pharmaceutical, cleaning, personal care and pet products) – Group President Europe 2001-2006. CFO of the Year 2007, Investor Magazine; Carl Lindner Award 2006, University of Cincinnati; WSJ/CNBC European Business Leader of the Year 2003. Member of United Nations high level task force on post 2015 development goals. President of the Kilimanjaro Blindtrust/Chair of Perkins International Advisory Board. Board member of Global Consumer Goods Forum. Member: International Business Council of WEF, Swiss American Chamber of Commerce and vice chair of the World Business Council for Sustainable Development. Member of the B-Team (a global initiative to help transform the future of business). Honorary degrees from Universities of Northumbria, UK in 2000 and University of Cincinnati in 2009.

Director of Unilever PLC and Unilever N.V.

Dennis H. Reilley, 60. Non-Executive Chairman of Marathon Oil Corporation. Director since 2007.

Marathon Oil Corporation (oil and natural gas exploration and production company) – Non-Executive Chairman, January 2014 to date; Board member 2002 to date. Covidien, Ltd. (a provider of healthcare products) – Non-Executive Chairman, 2007 to 2008; Board member, 2007 to date. Praxair, Inc. (a provider of gases and coatings) – Chairman 2000-2007; President and Chief Executive Officer 2000-2006. E.I. du Pont de Nemours & Co. – Executive Vice President and Chief Operating Officer 1999-2000; Executive Vice President 1997-1999; Vice President and general manager, Lycra business 1996-1997; Vice President and general manager, specialty chemicals business 1994-1995; Vice President and general manager, titanium dioxide business 1990-1994. Prior to 1989, held various senior executive positions with Conoco. Former Director of the Conservation Fund. Former Chairman of the American Chemistry Council.

Director of Covidien, Ltd. and Marathon Oil Corporation. Former director of H.J. Heinz Company (2005 to June 2013).

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 17, 2014.) Dow Benelux B.V., Dow Chemical Pacific Limited and Dow Europe GmbH – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

2014 Proxy Statement	5

AGENDA ITEM 1 (continued)

James M. Ringler, 68. Chairman of Teradata Corporation. Director since 2001.

Teradata Corporation (a provider of database software, data warehousing and analytics) – Chairman, October 2007 to date. NCR Corporation (a producer of automated teller machines and point of sale devices) – Director and Chairman 2005-2007. Illinois Tool Works, Inc. – (following its merger with Premark International, Inc.), Vice Chairman 1999-2004. Premark International, Inc. – Chairman 1997-1999; Director 1990-1999; Chief Executive Officer 1996-1999; President and Chief Operating Officer 1992-1996; Executive Vice-President 1990-1992. Tappan Company – President and Chief Operating Officer 1982-1986; White Consolidated Industries’ Major Appliance Group – President 1986-1990 (both subsidiaries of Electrolux AB).

Director of Teradata Corporation, Autoliv Inc., John Bean Technologies Corporation and FMC Technologies, Inc. (John Bean Technologies Corporation was spun-off from FMC Technologies, Inc. in 2008.) Mr. Ringler is also currently a director of Ingredion, Incorporated, however he is not standing for re-election at Ingredion’s May 21, 2014 annual stockholders meeting and as such will retire as a director of Ingredion effective May 21, 2014.

Ruth G. Shaw, 65. Former Executive Advisor of Duke Energy Corporation. Director since 2005.

Duke Energy Corporation (a provider of electricity and natural gas) – Executive Advisor, October 2006-May 2008, Group Executive, Public Policy and President, Duke Nuclear, April 2006-October 2006; President and Chief Executive Officer, Duke Power Company 2003-2006; Executive Vice President and Chief Administrative Officer 1997-2003; President of The Duke Energy Foundation 1994-2003; Senior Vice President, Corporate Resources 1994-1997; Vice President, Corporate Communications 1992-1994. President, Central Piedmont Community College, Charlotte, NC 1986-1992. President, El Centro College, Dallas, TX 1984-1986. Chair, Foundation Board of Trustees for the University of North Carolina at Charlotte: Carolina Thread Trail Governing Board. Director, Foundation for the Carolinas.

Director of DTE Energy.

6	2014 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Corporate Governance Guidelines without charge by contacting the Office of the Corporate Secretary.* These Guidelines were adopted by the Board of Directors in order to set forth key areas of importance in Dow corporate governance.

The Board of Directors

The ultimate authority to oversee the business of the Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company’s officers, assigns to them responsibility for management of the Company’s operations, and reviews their performance.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s Director independence standards listed on the Company’s corporate governance website (www.DowGovernance.com). These standards incorporate the criteria in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board. Based upon these standards, the Board has determined that the following members of the Board are independent: Directors Banga, Barton, Bell, Fettig, Polman, Reilley, Ringler and Shaw. These independent Directors constitute a substantial majority of the Board, consistent with Board policy. In addition, the Board determined that the following member of the Board serving during 2013 was independent at the time he served as Director: John B. Hess, who retired from the Board in May 2013.

When assessing independence, the Governance Committee and the Board consider all relationships between the Directors and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Company screens for such relationships using an annual Directors and Officers Questionnaire that requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Given the large size of our Company and its diverse commercial and geographic markets, there are times when Dow sells products to, or purchases products or services from, other companies for which Dow Directors serve as executive officers or directors. The Governance Committee and the Board took into account the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during all or a portion of the past three years of entities with which Dow made purchases or sales. All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues. In fact, in all cases the amounts were below 0.32%. With respect to Boeing there were no purchases in 2012 or 2013, and with respect to Hess there were no sales in 2012, while with respect to Whirlpool and Unilever there were sales to and purchases from each entity which in all cases were below the 0.32% amount referenced above.

Board Leadership Structure

Since 2006, Andrew N. Liveris has served as the Chairman, Chief Executive Officer, and President of the Company. Jeff M. Fettig has served as the Lead Director since May 2011.

The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure at the Company has varied over time and has included combined roles, election of a presiding or lead director, separation of roles, and other transition arrangements for succession planning. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2014 Proxy Statement	7

CORPORATE GOVERNANCE (continued)

The Board has determined that the Company and its stockholders are currently best served by having one person serve as Chairman and CEO as it allows for a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Liveris’ service as Chairman facilitates the Board decision-making process because Mr. Liveris has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues. Mr. Liveris is the only member of executive management who is also a Director.

As part of the decision to elect Mr. Liveris as Chairman, the independent Directors on the Board elected a Lead Director with clearly defined leadership authority and responsibilities. The independent Directors annually elect one independent Director (who has served at least one full year on the Board) to serve as Lead Director. Mr. Fettig currently serves as Lead Director. Among other responsibilities, the Lead Director works with the Chairman to call Board meetings and set the Board agenda, and determines the appropriate materials to be provided to the Directors. He leads executive sessions of the Board and other meetings at which the Chairman is not present, has the authority to call meetings of the independent Directors, facilitates communication between the Board and management, and serves as focal point for stockholder communications and requests for consultation addressed to independent Directors. The Lead Director may retain outside professionals on behalf of the Board as the Board may determine is necessary and appropriate. These responsibilities are detailed in the Corporate Governance Guidelines that are available at www.DowGovernance.com. Contact information for the Lead Director is shown below under “Communication with Directors.”

The election of Mr. Liveris as both Chairman and CEO promotes unified leadership and direction for the Board and executive management. The appointment of the Lead Director and the use of executive sessions of the Board, along with the Board’s strong committee system and substantial majority of independent Directors, allows the Board to maintain effective risk oversight and provides that independent Directors oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of Directors, and the development and implementation of our corporate governance programs.

Risk Oversight

The Board of Directors is responsible for overseeing the overall risk management process for the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the Committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan, and each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charters.

The oversight responsibility of the Board and Committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The Audit Committee is responsible for overseeing that management implements and follows this risk management process and for coordinating the outcome of reviews by the other Committees in their respective risk areas. In addition, the enterprise risk management model and process are reviewed with the Board of Directors annually and the Board recognizes that risk management and oversight comprise a dynamic and continuous process.

The strategic plan and critical issues and opportunities are presented to the Board each year by the CEO and senior management. Throughout the year, management reviews any critical issues and actual results compared to plan with the Board and relevant Committees. Members of executive management are also available to discuss the Company’s strategy, plans, results and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 60, the Audit Committee regularly meets in executive sessions and holds separate executive sessions with the lead client service partner of the independent registered public accounting firm, internal auditor, general counsel and other management as appropriate.

The Committees undertake numerous risk oversight activities related to their charter responsibilities. For example, the Compensation and Leadership Development Committee regularly reviews any potential risks associated with the Company’s compensation policies and practices (see “Compensation Program Risk Analysis” on page 32 of this Proxy Statement). As another example, the Environment, Health, Safety and Technology Committee regularly reviews the Company’s operational risks including those risks associated with process and product safety, public policy, and reputation risks.

8	2014 Proxy Statement

CORPORATE GOVERNANCE (continued)

Communication with Directors

Stockholders and other interested parties may communicate directly with the full Board, the Lead Director, the non-management Directors as a group, or with specified individual Directors by any of several methods. These methods of communication include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and the “Contact Us” feature of Dow’s corporate governance website at www.DowGovernance.com. The Lead Director and other non-management Directors may also be contacted by email addressed to LeadDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message.

Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam”; advertisements; mass mailings; form letters and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission by the Office of the Corporate Secretary. Any omitted or deleted communication will be made available to any Director upon request.

Board and Committee Meetings; Annual Meeting Attendance

There were six Board meetings in 2013 and 27 formal Board Committee meetings. All of the Directors attended more than 75% of the sum of the total number of Board meetings and the total number of meetings of the Board Committees on which the Director served during the past year, and all but one had 100% attendance at the six regularly scheduled Board meetings and Board Committee meetings. The Directors are encouraged to attend all Annual Meetings of Stockholders, and in 2013 ten of the eleven Directors then serving attended, with the exception of Mr. Hess who retired at the conclusion of the Meeting.

Executive Sessions of Directors

The non-management Directors meet in executive session, chaired by the Lead Director (currently Mr. Fettig), in connection with each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. In 2013, there were six executive sessions of the Board of Directors. The Audit, Compensation and Leadership Development, and Governance Committees of the Board typically meet in executive session in connection with every Committee meeting.

Board Committees

Board Committees perform many important functions. The responsibilities of each Committee are stated in the Bylaws and in their respective Committee charters, which are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Committee charters without charge by contacting the Office of the Corporate Secretary.* The Board, upon the recommendation of the Governance Committee, elects members to each Committee and has the authority to change Committee chairs, memberships and the responsibilities of any Committee. A brief description of the current standing Board Committees follows, with memberships listed as of March 17, 2014, the record date for the Meeting. The Audit Committee, Compensation and Leadership Development Committee, and Governance Committee are comprised entirely of independent Directors who meet the applicable independence requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission (as applicable) and the Company, including the heightened standards applicable to members of the Audit Committee and the Compensation and Leadership Development Committee.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2014 Proxy Statement	9

CORPORATE GOVERNANCE (continued)

Standing Committee and Function	Chair and Members[1]	Meetings in 2013
Audit Committee	J. A. Bell, Chair J. M. Ringler R. G. Shaw	9

Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company’s system of disclosure controls and procedures and system of internal control over financial reporting. Has oversight responsibility for the performance of the Company’s internal audit function and compliance with legal and regulatory requirements. A more complete description of the duties of the Committee is contained in the Audit Committee charter available at www.DowGovernance.com.

Compensation and Leadership Development Committee	D. H. Reilley, Chair A. Banga J. M. Fettig	7

Assists the Board in meeting its responsibilities relating to the compensation of the Company’s Chief Executive Officer and other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards. A more complete description of the duties of the Committee is contained in the Compensation and Leadership Development Committee charter available at www.DowGovernance.com.

Environment, Health, Safety and Technology Committee	J. K. Barton, Chair A. A. Allemang P. Polman	5

Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of environment, health, safety and technology programs and initiatives that support the environment, health, safety, sustainability, innovation and technology policies and programs of the Company, and by advising the Board on matters impacting corporate citizenship and Dow’s public reputation. A more complete description of the duties of the Committee is contained in the Environment, Health, Safety and Technology Committee charter available at www.DowGovernance.com.

Governance Committee	J. M. Fettig, Chair J. A. Bell D. H. Reilley	6

Assists the Board on all matters relating to the selection, qualification, and compensation of members of the Board, as well as any other matters relating to the duties of Board members. Acts as a nominating committee with respect to candidates for Directors and makes recommendations to the Board concerning the size of the Board and structure of committees of the Board. Assists the Board with oversight of governance matters. A more complete description of the duties of the Committee is contained in the Governance Committee charter available at www.DowGovernance.com.

[1]	Mr. Hess served on the Compensation and Leadership Development Committee until his retirement from the Board in May 2013.

Board of Directors’ Terms

Dow’s Restated Certificate of Incorporation provides that all Directors stand for election at each Annual Meeting of Stockholders.

Director Qualifications and Diversity

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its Committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Governance Committee has adopted guidelines to be used in evaluating candidates for Board membership in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board and provide for diversity of membership, such as experience or expertise in some of the following areas: the chemical industry, global business, science

10	2014 Proxy Statement

CORPORATE GOVERNANCE (continued)

and technology, finance and/or economics, corporate governance, public affairs, government affairs, and experience as chief executive officer, chief operating officer or chief financial officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Governance Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. These guidelines for Director qualifications are included in Dow’s Corporate Governance Guidelines, available at www.DowGovernance.com.

The guidelines for Director qualifications provide that a commitment to diversity is a consideration in the identification and nomination of Director candidates. The Governance Committee and the full Board implement and assess the effectiveness of these guidelines and the commitment to diversity by referring to these guidelines in the review and discussion of Board candidates when assessing the composition of the Board and by including questions regarding the diversity of the Board membership in the Board’s annual self-evaluations.

The Governance Committee and the Board believe that the qualifications, skills and attributes set forth generally above for all Directors and more specifically below for each of the Directors, support the conclusion that these individuals are qualified to serve as Directors of the Company and collectively possess a variety of skills, professional experience, and diversity of backgrounds allowing them to effectively oversee the Company’s business. As noted below, the Directors have a diverse combination of the following background and qualifications: leadership experience (including current and former chief executive officer, chief financial officer and other senior executive management positions) at major domestic and foreign companies with global operations in a variety of relevant fields and industries; experience on other public company boards (including chair positions); board or other significant experience with academic, research and philanthropic institutions and trade and industry organizations; and prior government or public policy experience. The Governance Committee and Board have determined that all of the Directors nominated for election meet the personal and professional qualifications identified in this section. Listed below are several of these key attributes as they apply to the individual Directors to support the conclusion that these individuals are highly qualified to serve on the Company’s Board of Directors. Please see pages 3 to 6 for the complete biographies for each of the nominees.

A.A. Allemang	A.N. Liveris

•   diverse global business leadership experience in various executive management and advisory positions with The Dow Chemical Company providing first-hand knowledge of the Company

•   extensive experience and knowledge in chemical industry manufacturing and engineering

•   active involvement with major business and industry organizations including the American Chemical Society which contributes to understanding and addressing issues at the Company

•   global business and leadership experience as Chairman and Chief Executive Officer of The Dow Chemical Company

•   active involvement with major business, public policy, and international organizations including the President’s Advanced Manufacturing Partnership (Co-Chair), U.S.-India CEO Forum, the Business Roundtable (Vice-Chairman), U.S. Business Council (Chairman), and the President’s Export Council which contributes to understanding and addressing issues at the Company

•   additional public company board experience as a director of International Business Machines Corporation and academic institution governance experience as a trustee of the California Institute of Technology which provides additional corporate governance and compensation experience and financial expertise

A. Banga	P. Polman

•   global business and leadership experience as Chief Executive Officer of MasterCard Incorporated

•   extensive experience and knowledge of international business operations and financial services which is particularly important given the global presence and financial aspects of the Company

•   active involvement with major business and public policy organizations including the U.S.-India Business Council, the Business Roundtable, the International Business Committee of the World Economic Forum, the Council on Foreign Relations, and the Foreign Policy Association

•   global business and leadership experience as Chief Executive Officer of Unilever PLC and Unilever N.V.

•   extensive experience and knowledge of international business operations and global consumer product industries and end uses which is particularly important given the global presence and nature of the operations of the Company

•   active involvement with major trade and public policy and international organizations including the International Business Council of the World Economic Forum, Swiss American Chamber of Commerce, and the World Business Council for Sustainable Development which contributes to understanding and addressing issues at the Company

2014 Proxy Statement	11

CORPORATE GOVERNANCE (continued)

J.K. Barton	D.H. Reilley

•   leadership experience as Chair of the Division of Chemistry and Chemical Engineering of California Institute of Technology

•   leadership, research, and teaching experience through positions at leading research universities including California Institute of Technology, Columbia University, and Hunter College-City University of New York which is particularly important given the Company’s research and innovation focus

•   active involvement with major science and technology organizations including the National Academy of Sciences and the American Chemical Society which contributes to understanding and addressing issues at the Company

•   global business and leadership experience in multiple major corporations including Marathon Oil Corporation (non-executive Chairman), Covidien Ltd. (former non-executive Chairman), Praxair, Inc. (former Chairman, President and Chief Executive Officer), E.I. du Pont de Nemours & Co. (former Chief Operating Officer), and Conoco, Inc., (various managerial and executive positions)

•   extensive experience and knowledge of the global oil, petrochemical and chemical industries which is particularly important given the global presence and nature of the operations of the Company

•   additional public company board experience as a director of Covidien Ltd. and Marathon Oil Corporation and former director of H.J. Heinz which provides additional corporate governance and compensation experience and financial expertise

J.A. Bell	J.M. Ringler

•   global business and leadership experience as Chief Financial Officer of The Boeing Company

•   finance and accounting expertise including experience with and direct involvement and supervision in the preparation of financial statements and risk management

•   additional public company board experience as a director of J.P. Morgan Chase & Co. which provides additional corporate governance and financial expertise

•   global business and leadership experience as Chairman of Teradata Corporation

•   extensive knowledge and experience in a variety of manufacturing industries which is particularly important given the global presence and nature of the operations of the Company

•   additional public company board experience as a director of Autoliv, Inc., Ingredion Incorporated, John Bean Technologies Corporation, and FMC Technologies, Inc. which provides additional corporate governance and compensation experience and financial expertise

J.M. Fettig	R.G. Shaw

•   global business and leadership experience as Chairman and Chief Executive Officer of Whirlpool Corporation

•   extensive experience and knowledge of international business operations, manufacturing, marketing, sales and distribution which is particularly important given the global presence and nature of the operations of the Company

•   extensive experience and knowledge of consumer dynamics, branded consumer products, and end-user markets and servicing relevant to the business operations and focus of the Company

•   global business and leadership experience with Duke Energy Corporation (former Group Executive and Executive Advisor) and Duke Power Company (former President and Chief Executive Officer) and leadership experience at academic institutions including Central Piedmont Community College (former President) and El Centro College (former President)

•   extensive knowledge of and experience with energy and power industries and markets including nuclear, coal, and natural gas which is particularly important given the global presence and nature of the operations of the Company

•   additional public company board experience including current service as a director of DTE Energy Co. which provides additional corporate governance and compensation experience and financial expertise

12	2014 Proxy Statement

CORPORATE GOVERNANCE (continued)

Recommendations and Nominations for Director

Among the Governance Committee’s most important functions is the selection of Directors. The Committee has a long-standing practice of accepting stockholders’ suggestions of candidates to consider as potential Board members, as part of the Committee’s periodic review of the size and composition of the Board and its Committees. Such recommendations should be sent to the Governance Committee through the Corporate Secretary.*

Under the Company’s Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between the close of business on November 28, 2014, and the close of business on January 27, 2015. However, different deadlines apply if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively, a copy of the Bylaws will be provided without charge to any stockholder who requests it in writing. Such requests should be addressed to the Corporate Secretary.*

The Governance Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee to assist in identifying and evaluating potential candidates, stockholders, Company executives, and by self-nomination. The Governance Committee uses the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The evaluation of new Director candidates involves several steps, not necessarily taken in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes outlined above, as well as to the current needs of the Board for new members including considerations to ensure diversity of membership in accordance with the guidelines identified above. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Governance Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate’s schedule compatibility with the Company’s Board and Committee meeting dates.

Code of Business Conduct

All Directors, officers and employees of Dow are expected to be familiar with the Company’s Code of Business Conduct, and to apply it in the daily performance of their Dow responsibilities. The Code of Business Conduct is intended to focus employees, officers and Directors on our corporate values of integrity and respect for people, help them recognize and make informed decisions on ethical issues, help create a culture of the highest ethical and business standards, and provide mechanisms to report unethical conduct. The full text of Dow’s Code of Business Conduct is available at www.DowGovernance.com. Stockholders may receive a printed copy of the Code of Business Conduct without charge by contacting the Office of the Corporate Secretary.* In addition, we will disclose on our website any waiver of or amendment to our Code of Business Conduct requiring disclosure under applicable rules.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2014 Proxy Statement	13

CORPORATE GOVERNANCE (continued)

Certain Transactions and Relationships

The Federal securities laws require public companies to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director and greater than 5% holders of Dow common stock. Companies are also required to describe their policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Dow’s Code of Business Conduct, and annual review of Director independence, the Company has long maintained procedures to monitor related person transactions. Upon the recommendation of the Governance Committee, the Board of Directors adopted a formal written policy on related person transactions on February 15, 2007 (the “Policy”).

The Governance Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

(1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year,

(2) the Company is a participant, and

(3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The Governance Committee is responsible to either approve or disapprove of the entry into the transaction, subject to the exceptions referenced below. If advance Committee approval of the transaction is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

The Governance Committee has determined that certain types of transactions in which related persons are not deemed to have a material interest under SEC rules shall be deemed to be preapproved by the Committee even if the amount involved will exceed $100,000.

As discussed above, the Governance Committee has responsibility for reviewing issues involving director independence and related person transactions using information obtained from Directors’ responses to a questionnaire asking about their relationships with the Company, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by the Company related to transactions, relationships or arrangements between the Company on the one hand and a Director, officer or immediate family member on the other.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the U.S. Securities and Exchange Commission (“SEC”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its Directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2013, with the exception of one report filed by Ronald C. Edmonds regarding a purchase of 100 shares of stock that was not filed on a timely basis due to an administrative error. The report was subsequently filed as soon as the error was discovered.

14	2014 Proxy Statement

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with Company management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (“2013 Annual Report”), as incorporated by reference from this Proxy Statement.

The charter of the Committee can be found at www.DowGovernance.com.

D. H. Reilley, Chair

A. Banga

J. M. Fettig

2014 Proxy Statement	15

COMPENSATION DISCUSSION AND ANALYSIS

Section One – Executive Summary

Response to Say-On-Pay Vote & Stockholder Outreach

Following the Company’s 2013 Annual Meeting of Stockholders, we reviewed the results of the stockholder advisory vote on our executive compensation programs. Approximately 75% of the votes cast supported our compensation programs. The Committee carefully evaluated the results of the 2013 say on pay vote at subsequent meetings.

Throughout 2013 both during the proxy solicitation period and following our 2013 Annual Meeting, we engaged in discussions with a broad cross-section of stockholders to solicit feedback on our compensation programs. We view this as an important opportunity to develop broader relationships with key investors over the long-term and to engage in open dialogue on compensation and governance related issues. We also held discussions with stockholders before year-end in advance of preparing for the 2014 proxy statement allowing for additional input and discussions around recent Board and Committee actions.

A substantial majority of our investors indicated that they viewed our executive compensation program as sound and our engagement did not indicate a broad-based negative referendum on our compensation policies and practices. However, even when supportive, our investors shared a number of observations or concerns which we took into account in evaluating ways to further enhance our executive compensation programs and related disclosures. The table below summarizes actions we took as a result of the 2013 say on pay vote and our related engagement with our shareholders.

Executive Compensation Program Item	What We Heard From Stockholders	Actions We Took to Address Feedback

Long Term Incentive (“LTI”) Mix	Strong preference for performance based equity	Effective January 1, 2014, we increased the Performance Share weighting in our LTI mix from 35% to 45% (continuing the trend that was started in 2012 when the Performance Share weighting was moved from 25% to 35%).
	Support for Relative Total Shareholder Return (“TSR”) as a metric in our Performance Share Program	Relative TSR and Return on Capital* are equally weighted measures in the Performance Share Program. (Relative TSR was first used in 2011 and continued each year thereafter.)

Annual Performance Award	Preference for greater weighting toward Net Income and Management Operating Cash Flow in the annual incentive program	The 2014 Performance Award design has 85% of the award linked to two critical measures for Dow — Net Income* and Management Operating Cash Flow*. Net Income will be weighted at 50%, Management Operating Cash Flow will be weighted at 35% and 15% will be linked to personal goals and achievements.

Share Usage	Concern about share usage in our LTI program	We modified our LTI mix at all levels which will significantly reduce our 2014 annual share usage compared to 2013 levels.

Disclosure	Desire for greater clarity on our incentive plan metrics	We added additional disclosure on our metrics and the mechanics of our incentive programs.
	Desire for additional clarity on how we use our Survey Peer Group and TSR Peer Group	We added more detail on our two peer groups and how they are used.
*	These measures are non-GAAP financial measures. For additional information on the use of these financial performance measures, please see the “Performance Award” and “Return on Capital” section of “Section Two: The 2013 Executive Compensation Program in Detail” beginning on page 19.

16	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

In addition to these most recent changes, over the past few years, the Committee and Board have made other changes to our compensation programs that further align our executives’ compensation with stockholder interests.

Executive Compensation Program Item	Governance Best Practices and Other Feedback	Actions We Have Taken

Incentive Plan Design	Incentive program maximum payout levels	In light of governance trends, we reduced the maximum payout level of our annual and long term incentive programs from 250% to 200%

Stock Ownership Requirements	Rigorous stock ownership guidelines in place for both Directors and Management

In 2013, the Board approved an increase to the stock ownership guidelines for Non-Employee Directors – to five times their annual meeting retainer fee.

Stock ownership guideline levels for executive management were increased in 2012

Director Compensation	Appropriate mix of equity and cash	In 2013, the Governance Committee and the Board increased the weighting of equity in the total compensation structure for Non-Employee Directors. Equity now represents 54% of the total compensation structure, up from 48%.

Perquisites	Limited perquisites for NEOs	Eliminated the car perquisite for NEOs (other than the CEO) in 2012

2013 Company Results

In 2013, Dow implemented a number of key actions to improve return on capital, drive earnings growth momentum and maximize value for our stockholders. We rigorously continued and sustained our cost control efforts. We undertook significant actions to reshape our company to succeed in the midst of ongoing economic volatility – shedding commodity portions of our portfolio, prioritizing growth programs and narrowing the markets we serve. All of this enabled us to focus our resources more deeply in targeted, high-margin investments that serve attractive end-markets.

As a result of this focus and discipline, the Company achieved a number of significant milestones in 2013:

•	Full-year 2013 earnings per share were $3.68, compared with prior-year earnings of $0.70 per share. Adjusted earnings per share[1] were $2.48 versus $1.90 per share in 2012, up 31 percent

•	EBITDA[2] totaled $10.5 billion, or $8.4 billion on an adjusted basis[3] – a $900 million increase versus 2012.

•	Achieved $7.8 billion in cash flow from operations; excluding the K-Dow arbitration award, cash from operating activities was a record $6 billion

•

Dow accelerated its cost savings and portfolio management actions throughout the year, exceeding its goal to deliver $500 million in cost reductions and delivered $850 million in cash proceeds from divesting non-strategic assets and businesses

•	Dow continued to strengthen its balance sheet, reducing gross debt by $3 billion, and bringing Dow’s net debt[4] to total capital to 30 percent – well below the Company’s historic average

•	The Company rewarded stockholders with $1.8 billion through dividends declared and share repurchases – a nearly 30 percent increase versus 2012

•

Achieved significant milestones with key, enterprise growth projects – U.S. Gulf Coast investments, and The Sadara Chemical Company joint venture – investments that will further enhance our industry-leading, low-cost feedstock position

•	With Total Shareholder Return of 42%, Dow outperformed the S&P 500 by nearly 10 percent – demonstrating Dow’s focus on ongoing value creation.

2014 Proxy Statement	17

COMPENSATION INFORMATION (continued)

[1]

“Adjusted earnings per share” is defined as earnings per share excluding the impact of “Certain items”. See Appendix B on pages B-1 – B-2 for a reconciliation of Adjusted earnings per share to “Earnings Per Common Share – Diluted”.

[2]

EBITDA is defined as earnings (i.e. “Net Income”) before interest, income taxes, depreciation and amortization. See Appendix B on pages B-1 – B-2 for a reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders”.

[3]	Adjusted EBITDA is defined as EBITDA excluding the impact of “Certain Items.” See Appendix B on pages B-1 – B-2 for a reconciliation to the most directly comparable U.S. GAAP measure.
[4]	Net debt equals total debt (“Notes Payable” plus “Long-Term Debt due within one year” plus “Long-Term Debt” minus "Cash and Cash Equivalents”).

How Executive Pay is Linked to Company Performance

A number of financial and operational performance metrics directly affect amounts earned under our annual Performance Award incentive plan and our Performance Share programs. The following tables show each of these performance metrics, their weighting, the rationale for each measure, target metrics, the actual result and payout result.

2013 Performance Award Program

Performance Measure	Rationale for Measure	Target (in $ millions)	Actual Result (in $ millions)	Performance Award Program Payout
Net Income (60%)	Reflects operating strength, efficiency and profitability. Balances revenue growth with margin expansion. Measures discipline in sustaining efficiency for growth initiatives.	$2,660	$2,981	99.6%
Management Operating Cash Flow (20%)	Reflects our ability to translate earnings to cash which can be used to return capital to stockholders through increased dividends and share repurchase as well as prioritized organic growth investments in high return attractive markets.	$3,000	$3,097	22.0%
Cost Control (20%)	Reflects specific goals related to workforce reduction, site shutdowns, CapEx reduction and reduction in growth/discretionary spending	Various goals to meet 2013 plan	$286 million better than plan	30.4%
Total Payout				152%

2010-2012 Performance Share Program (Earned shares delivered in February 2013)

Measure Used	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	Result/ Payout
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	7.0%	8.5%	15.0%	8.874% ROC / 108.3% Payout
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	26 th Pctl.	51st Pctl.	100th Pctl.	24th Pctl./ 0% Payout
Total Payout					54.2%

18	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

2011-2013 Performance Share Program (Earned shares delivered in February 2014)

Measure Used	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	Result/ Payout
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	8.5%	12.0%	15.5%	9.27% ROC / 49.3% Payout
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	26th Pctl.	51st Pctl.	100th Pctl.	10th Pctl./ 0% Payout
Total Payout					24.7%

NEO Pay-at a Glance

Consistent with our pay-for-performance philosophy, a significant portion of our NEO’s 2013 compensation consisted of variable performance-based annual and long term incentives. The Committee assessed each NEO’s performance in the context of our stated 2013 operational and financial goals.

For 2013, the major Committee actions regarding our NEOs’ compensation were as follows:

•	Salaries generally were increased by 3%, based on peer group alignment;

•	Annual incentives under our Performance Award Program paid out at between 152% and 175% of target;

•	Grant date fair values of long-term equity awards granted in 2013 increased slightly over prior year awards based on peer group alignment;

•

2010-2012 Performance Share awards vested in February 2013 at 54.2% of target, as reported in the “Option Exercises and Stock Vested for 2013” table on page 36, reflecting Relative TSR below the threshold level; and

•	2011-2013 Performance Share awards vested in February 2014 at 24.7% of target, which will be reported in the 2015 proxy statement reflecting Relative TSR below the threshold level.

Name	Base Salary ($)	Performance Award ($)	Deferred Stock Awards ($)	Performance Share Awards ($)	Option Awards ($)	Total Compensation ($)
Andrew Liveris	1,874,600	4,559,027	3,327,595	4,658,698	5,324,003	19,743,923
William Weideman	913,061	1,601,053	921,384	1,289,938	1,474,051	6,199,487
Charles Kalil	999,669	1,752,920	1,182,261	1,231,406	1,407,017	6,573,273
Joe Harlan	948,506	1,663,205	921,384	1,289,938	1,474,051	6,297,084
James Fitterling	912,607	1,676,915	921,384	1,289,938	1,474,051	6,274,895

SECTION TWO – THE 2013 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance. Base salaries for executives are benchmarked against similar jobs at other companies and are targeted at the median (50th percentile) of the Survey Peer Group after adjusting for Dow’s revenue size. Actual salaries reflect an individual’s responsibilities and more subjective factors, such as the Committee’s (and the CEO’s in the case of other NEOs) assessment of the individual NEO’s performance.

Changes in base salary for the NEOs, as well as for all Dow salaried employees, depend on compensation versus the external market for similar jobs, the individual’s current salary compared to the market, changes in job responsibilities and the employee’s contributions to Dow’s performance as determined by the Committee.

2014 Proxy Statement	19

COMPENSATION INFORMATION (continued)

2013 Base Salary Decisions: All NEOs were given salary adjustments of 3% in 2013, which was consistent with the salary adjustments provided to Dow’s salaried employee population. Messrs. Weideman and Fitterling received an additional 3% adjustment based upon the Committee’s review of base salaries for comparable positions within Dow’s Survey Peer Group. There were no material differences between the Survey Peer Group of base salary values and the actual base salary for any of the NEOs.

Name	2012 Base Salary ($)	2013 Base Salary ($)	Percent Increase
Andrew Liveris	1,820,000	1,874,600	3%
William Weideman	861,378	913,061	6%
Charles Kalil	972,441	999,669	3%
Joe Harlan	920,880	948,506	3%
James Fitterling	860,950	912,607	6%

Performance Award

The Performance Award is an annual cash incentive program. Dow uses this component of compensation to reward employees for achieving critical annual Company goals. Meeting or exceeding our annual business and financial goals is important to executing our long-term business strategy and delivering long-term value to stockholders. No Performance Award is payable to NEOs or any officer of the Company unless pre-established minimum net income goals are achieved. The 1994 Executive Performance Plan establishes a minimum performance goal of $700 million of net income in order for NEOs to be eligible to receive a payout of the Company component of the Performance Award. This requirement is part of Dow’s strategy for complying with Internal Revenue Code Section 162(m).

Actual award payouts are determined each February following completion of the plan year by measuring the performance against each award component (earned base award). Actual awards for employees including NEOs can be adjusted up or down by 25% from the earned base award based on individual performance and contributions as determined by the Committee.

2013 Performance Award Metrics and Design: The 2013 Performance Award Program focused participants on critical financial and operational goals. At the beginning of 2013, the Committee and the Board approved the financial and operational goals for the Company. In setting the goals for each measure listed below, the Committee considered the following:

•

2012 actual business results, the 2013 business plan and expected global macroeconomic conditions. The target goal is typically set at the expected plan with thresholds and maximums representing a reasonable risk/reward profile around that target based upon global macroeconomic business conditions and stretch embedded in the plan.

•	The Performance Award program covers nearly all 53,000 Dow employees globally including the NEOs

•

The Committee may use discretion to adjust the earned award for all employees or executive management when all year-end results are known. If discretion is used to adjust awards it will be clearly explained. No adjustments were made to the stated metrics for 2013.

The Committee also reviewed and approved the target award opportunity for each NEO which is expressed as a percentage of base pay. Individual award opportunities vary by job level and are targeted at the median level for comparable positions within the Survey Peer Group. There were no material differences between Dow’s Survey Peer Group median range of annual bonus targets and the target Performance Award for any of the NEOs.

The 2013 Performance Award corporate target goals and 2013 results are shown below. Net Income (excluding certain items) is used by the Company in presentations to investors and is the primary financial metric in our plan. We exclude the impact of certain items from both our presentations to investors and our executive compensation performance calculations because they are not reflective of our underlying operations for the particular period in which they are recorded, and therefore could mask our underlying operating trends. See Appendix B on pages B-1 – B-2 for a reconciliation and explanation of the items we exclude. Management Operating Cash Flow is a non-GAAP measure of cash from operations defined as net income excluding certain items plus depreciation and amortization minus capital spending and plus the change in trade working capital.

20	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

Measure Used (Weighting)	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2013 Performance
Net Income (60%)	Reflects operating strength, efficiency and profitability	$2,100 million	$2,660 million	$3,150 million	$2,981 million
Management Operating Cash Flow (20%)	Reflects ability to generate cash from earnings	$2,000 million	$3,000 million	$4,000 million	$3,097 million
Cost Management (20%)	Reflects discipline in meeting corporate cost budgets	$545 million above plan	Meet Corporate Cost Target	$545 million below plan	Below Plan by $286 million

As detailed on page 18, the 2013 Performance Award resulted in an earned base award equal to 152% of the target award opportunity for corporate employees. As allowed by the plan, the Committee may adjust the earned base award for each NEO to reflect their personal contributions (shown in the table below).

Name	Year End Base Salary (a)	PA Target Percent (b)	PA Target Amount (c)	Company Funding Level (d)	Committee Assessment (e)	Total PA Payment Percent (f)	Total PA Payout Amount
Formulas			(a * b)			(d*e)	(c*f)
Andrew Liveris	1,874,600	160%	2,999,360	152%	100%	152%	4,559,027
William Weideman	913,061	105%	958,714	152%	110%	167%	1,601,053
Charles Kalil	999,669	105%	1,049,652	152%	110%	167%	1,752,920
Joe Harlan	948,506	105%	995,931	152%	110%	167%	1,663,205
James Fitterling	912,607	105%	958,237	152%	115%	175%	1,676,915

In approving the foregoing amounts, the Committee took into account the following individual performance considerations.

2013 NEO Individual Accomplishments

Andrew N. Liveris President, Chief Executive Officer and Chairman	Mr. Liveris serves as President, Chief Executive Officer and Chairman. Mr. Liveris’ compensation for 2013 reflects his leadership and decisive action to drive earnings growth momentum, improve return on capital and maximize value for our shareholders. Even in the midst of a stagnant growth environment, Dow delivered significant year-over-year earnings growth and improvement in TSR by rigorously managing the Company’s portfolio to prioritize growth programs; narrowing its investments to align strictly with targeted, high-margin initiatives that serve attractive end-markets; shedding non-strategic portions of the portfolio; and sustaining cost control efforts. Specifically, the Committee considered the fact that under Mr. Liveris’ leadership, Dow delivered a more than 30 percent improvement in adjusted earnings per share and adjusted net income; generated a record $7.8 billion of cash flow from operating activities during the year, which enabled a significant improvement in debt to equity ratios to levels well below the Company’s historic average; and maintained our commitment to rewarding shareholders by returning $1.8 billion to shareholders in declared dividends and share repurchases – representing a nearly 30 percent increase versus 2012. Under Mr. Liveris’ leadership, the K-Dow arbitration award was finalized in March 2013, and resulted in a cash payment of nearly $2.2 billion in May 2013. Finally, the Committee also considered Mr. Liveris’ efforts in implementing key initiatives throughout the Company, including the further advancement of investments to fully leverage the U.S. Gulf Coast shale gas advantage, and achieving the key milestone of financial closing of Dow’s $20 billion Sadara joint venture with Saudi Aramco.
William Weideman Executive Vice President and Chief Financial Officer	Mr. Weideman serves as Executive Vice President and Chief Financial Officer. He is responsible for overseeing the financial management and integrity of the internal controls for the Company and he leads Dow’s Finance function. Mr. Weideman’s compensation for 2013 reflects his contributions in driving proactive portfolio management actions, including $850 million of pre-tax proceeds from the divestiture of non-strategic businesses and assets. In addition, he took strategic actions toward cost control and cash flow improvements, exceeding the Company’s target to deliver $500 million in cost savings and a $3.7 billion year-over-year increase in cash flow from operations. Finally, the Committee considered the fact that under Mr. Weideman’s leadership Dow continued to deleverage its balance sheet, reducing gross debt by $3 billion, interest expense by nearly $170 million and achieving a net debt to total capital ratio of 30%.

2014 Proxy Statement	21

COMPENSATION INFORMATION (continued)

Charles J. Kalil Executive Vice President, General Counsel and Corporate Secretary	Mr. Kalil serves as Executive Vice President, General Counsel and Corporate Secretary. Mr. Kalil’s compensation for 2013 reflects his oversight and contributions as counsel to the Company as well as his leadership of the Company’s litigation and corporate transactions. Under Mr. Kalil’s leadership, the K-Dow arbitration award was finalized in March 2013, and resulted in a cash payment of nearly $2.2 billion in May 2013.
Joe Harlan Executive Vice President, Chemicals, Energy & Performance Materials	Mr. Harlan serves as Executive Vice President and President of Chemicals, Energy & Performance Materials. The Committee considered Mr. Harlan’s leadership of significant efforts to improve return on capital in under-performing businesses, and rigorous portfolio management to shed commodity and non-strategic portions of his portfolio. Specifically, the Committee considered Mr. Harlan’s leadership of margin enhancement initiatives at Dow resulting in more than $330 million improvement across the company; his leadership of restructuring programs in Polyurethanes and Formulated Systems businesses; his oversight of divestments in his portfolio resulting in nearly $320 million in proceeds; and his leadership in driving scope assessments for the carve out businesses Dow announced in December 2013.
James Fitterling Executive Vice President, Feedstocks, Performance Plastics, Asia and Latin America	Mr. Fitterling serves as Executive Vice President and President of Dow Feedstocks, Performance Plastics, Asia and Latin America. Under Mr. Fitterling’s leadership, the Performance Plastics segment achieved significant year-over-year profitability growth. In addition, in 2013, Mr. Fitterling enabled a number of key strategic projects for the Company. Mr. Fitterling has oversight for the Company’s U.S. Gulf Coast investment strategy, which achieved several significant major milestones, including the announcement of an initial agreement for a long-term ethylene off-take agreement with a strategic joint venture partner, as well as siting confirmations for key downstream derivatives. In addition, the Committee also considered Mr. Fitterling’s contributions aligned with the Company’s proactive portfolio management initiatives, including the divestiture of Dow’s Polypropylene Licensing & Catalysts business, and his leadership of the carve-out of Dow’s chlorine value chain businesses and assets, announced in December 2013.

Long-Term Incentive Awards

Each year the Company grants equity-based LTI awards to leaders and other key employees who demonstrate high performance. Dow chooses this component of compensation to motivate and reward employees for long-term stockholder value creation and the attainment of Company performance goals, retain top talent and create an ownership alignment with stockholders. As with Dow’s approach for all elements of compensation, LTI grant levels are targeted at the median of the Survey Peer Group for comparable positions. Performance metrics and stock price determine the actual payout of LTI grants.

2013 Long Term Incentive Award Decisions

As part of our response to stockholder feedback, the Committee made two substantive changes to our LTI program that will take effect for LTI programs beginning in 2014. The weighting for Performance Shares was increased to 45%—making it the largest component of our LTI mix. The Committee made this change in response to stockholder feedback and to align a greater portion of our executives’ earned compensation to Dow’s relative TSR and ROC performance. The Committee also reduced the maximum payout of the Performance Share programs to 200% from 250% reflecting best practices.

22	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

LTI Vehicle	2013 Weighting	2014 Weighting	Vesting Terms & Other Conditions
Performance Shares	35%	45%

Performance Shares can be earned at between 0 and 250% (200% commencing with awards granted in 2014) of the target award opportunity after a three-year performance period based on an equal weighting of two goals:

•  Dow’s TSR versus a peer group

•  Dow’s ROC relative to pre-established goals

Accumulated dividend equivalents are paid only on earned shares after the three-year performance period has ended.

Stock Options	40%	30%	The exercise price equals the closing price on the date of grant. Options vest in three equal annual installments and expire after 10 years.
Deferred Stock	25%	25%	Deferred stock grants vest after three years. During the vesting period, holders of outstanding deferred stock grants receive quarterly payments equal to the dividend paid on equivalent shares of Dow Common Stock.

In February 2013, the Committee approved the LTI grant for each NEO as shown in the Summary Compensation Table based upon Dow’s Survey Peer Group median LTI values and reflective of the mix of equity vehicles described above. There were no material differences between the Survey Peer Group median LTI target values and the target LTI award values for any of the NEOs. The Committee also approved the results of the 2010-2012 Performance Share Program which delivered earned shares in February 2013, as reflected in the “Option Exercises and Stock Vested for 2013” table on page 36, and the 2011-2013 Performance Share Program which delivered earned shares in February 2014.

Completed Performance Share Program Results

Both the 2010-2012 and the 2011-2013 Performance Share Programs focused participants on Relative TSR and ROC. The metric goals and payout result for the programs were as follows:

2010-2012 Performance Share Program (Earned shares delivered in February 2013)

Measure Used	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	Result/Payout
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	7.0%	8.5%	15.0%	8.874% ROC/ 108.3% Payout
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	26 th Pctl.	51st Pctl.	100th Pctl.	24th Pctl./ 0% Payout
Total Weighted Payout					54.2%

2011-2013 Performance Share Program (Earned shares delivered in February 2014)

Measure Used	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	Result/Payout
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	8.5%	12.0%	15.5%	9.27% ROC/ 49.3% Payout
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	26 th Pctl.	51st Pctl.	100th Pctl.	10th Pctl./ 0% Payout
Total Weighted Payout					24.7%

Return on Capital

ROC measures how effectively a company has utilized the money invested in its operations and is calculated as Net Operating Profit after Tax (excluding certain items) divided by total average capital. Net Operating Profit after Tax (excluding certain items) is a net income measure the Company uses in presentations to investors that excludes preferred stock dividends, non-controlling interests, and interest expense, exclusive of the certain items identified on pages B-1 – B-2, and as presented in the reconciliations available at www.dow.com/investor/earnings. To achieve a target payout on the ROC portion, Dow’s ROC must equal or exceed pre-established ROC goals for the same period.

The target goal represents our expected level of ROC over the 3 year performance period while the threshold goal represents the minimum level of performance that would warrant any payout and the maximum goal represents stretch

2014 Proxy Statement	23

COMPENSATION INFORMATION (continued)

performance that would warrant a maximum payout. Dow’s ROC target is 10% across the industry cycle and as a result the target for Performance Share Programs ranges from 10% to 12% on current outstanding grants.

Relative Total Shareholder Return and TSR Peer Group

TSR is defined as stock price appreciation plus dividends paid. For Dow and each company in the peer group, a beginning price using a 30 trading day averaging period at the beginning of the performance period and an ending price using a 30 trading day averaging period at the end of the performance period are calculated and used to create a percentile ranking.

Dow competes with a wide variety of both industry and non-industry specific companies for executive talent and investor assets. In order to ensure our executive pay program is competitive and has a strong link to relative stock price performance, we maintain two peer groups to evaluate and determine executive compensation: the Total Shareholder Return (“TSR”) Peer Group and the Survey Peer Group (discussed on page 27).

The TSR peer group is comprised predominately of companies selected from the S&P 500 Chemical Index and several companies from Dow’s Survey Peer Group that are technology-based and manufacturing-based global companies. The Committee believes that these companies represent an appropriate measure to assess Dow’s relative Total Shareholder Return. The table below shows the 17 company TSR peer group.

TSR Peer Group

Description	Purpose	Source	Companies
Represents a selection of companies that Dow competes with for investor assets and is comprised of companies within the S&P 500 Chemicals Index and Dow’s Survey Peer Group	Used to assess relative TSR performance and used to determine any payout related to the relative TSR portion of Dow’s Performance Share Program	TSR data is gathered through financial reporting tools such as Capital IQ.	Data provided by Capital IQ $ in millions
			Company	Revenues FY 2013	Market Cap 31-Dec-13
			Air Products & Chemicals Inc.	$10,180	$23,616
			CF Industries Holding, Inc.	$5,475	$13,356
			Ecolab Inc.	$13,253	$31,416
			FMC Corp.	$3,875	$10,057
			Monsanto Company	$14,861	$61,178
			Praxair Inc.	$11,925	$38,276
			3M Company	$30,871	$93,300
			Honeywell International	$39,055	$71,696
			Johnson Controls Inc.	$42,730	$34,738
			BASF SE	$101,437	$97,812
			Eastman Chemical Co.	$9,350	$12,421
			E.I. du Pont de Nemours and Company	$35,734	$60,169
			International Flavors & Fragrances Inc.	$2,953	$7,008
			PPG Industries Inc.	$15,108	$26,936
			Sigma-Aldrich Corporation	$2,704	$11,250
			Proctor & Gamble Company	$84,167	$221,291
			United Technologies Corp.	$62,626	$104,421
			Median	$14,861	$34,738
			The Dow Chemical Company	$57,080	$53,851

Instead of receiving the Performance Share Award in the form of Dow common stock, the NEOs and other executives subject to stock ownership requirements may elect to receive a cash payment equal to the value of the stock award on the date of delivery. Participants may only make this cash election if they meet or exceed the executive stock ownership guidelines for their job level.

24	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

SECTION THREE: ADDITIONAL INFORMATION ABOUT OUR EXECUTIVE COMPENSATION PROGRAM

Objectives of Dow’s Executive Compensation Program

There are four primary objectives of Dow’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved
Support the achievement of Dow’s vision and strategy

•   Incentive program metrics are tied to both annual and long-term strategic objectives of the Company and reflect metrics used in our reporting of quarterly financial results.

•   The compensation programs provide an incentive for executives to meet and exceed Company goals.

Motivate and reward executives when they deliver desired business results and stockholder value

•   Compensation awards are based upon performance against Company financial and operational goals and business division goals as well as personal performance. Consistent with those metrics used in reporting quarterly results, the financial goals are relative TSR, ROC, Net Income, Cost Control and Management Operating Cash Flow.

•   Relative TSR versus a peer group drives half of the payout value in our Performance Share program.

Attract and retain the most talented executives to succeed in today’s competitive marketplace

•   Compensation elements and pay opportunities are targeted at the median of the Survey Peer Group that we compete with for talent.

•   Executives are held accountable for results and rewarded above target levels when Company and personal goals are exceeded. When goals are not met, compensation awards will deliver below target levels.

Create an ownership alignment with stockholders

•   LTI awards are equity-based.

•   Stock ownership requirements in place for top executives, and all NEOs exceed their ownership requirements.

•   Prohibit speculative transactions, hedging, pledging or margining Company securities.

•   Approximately 65-70% of NEO pay is equity-based where the value is directly linked to share price appreciation and TSR.

2014 Proxy Statement	25

COMPENSATION INFORMATION (continued)

Principle Elements of Pay

The elements of the Company’s executive compensation program are presented below in summary format.

	Program	Description & Purpose of Element
Annual Cash Compensation	Base Salary	Annual Base Salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
	Performance Award	The Performance Award is an annual cash incentive program to reward employees for achieving critical financial and operational Company goals.
Long-Term Incentive Equity	Performance Shares

Performance Shares are granted to motivate employees and to reward the achievement of specified financial goals and superior TSR performance over a three-year period. Performance Shares represent 35% of the annual LTI grant value. Beginning with the 2014 grants, performance shares will represent 45% of the annual LTI grant value.

Stock Options

Stock Options are granted to provide incentive for long-term creation of stockholder value. Stock Options represent 40% of the annual LTI grant value. Beginning with the 2014 grants, stock options will represent 30% of the annual LTI grant value.

	Deferred Stock	Deferred Stock is granted in order to help the Company retain its NEOs and other key employees. Deferred Stock represents 25% of the annual LTI grant value.

Benefit Programs	Health, Welfare and Retirement Programs

Executives participate in the same benefit programs that are offered to other salaried employees. Dow benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Other	Perquisites	Limited perquisites are provided to executives to facilitate strong performance on the job and enhance their personal security and productivity.

Pay at Risk

The mix of the total direct compensation elements for the CEO and other NEOs are shown below. The charts outline the size, in percentage terms, of each element of targeted direct compensation. The red section of the charts reflects the incentive or at-risk performance-based components of compensation (e.g., 71% of the CEO’s compensation is at-risk performance based).

26	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

Peer Group and Survey Pay Data

Dow competes with a wide variety of both industry and non-industry specific companies for executive talent and investor assets. In order to ensure our executive pay program is competitive and has a strong link to stock price performance, we maintain two peer groups to evaluate and determine executive compensation: the Survey Peer Group (discussed below) and the Total Shareholder Return (“TSR”) Peer Group (discussed on page 24).

The Committee considers relevant market pay practices as one of several factors when establishing executive compensation levels and evaluating compensation programs including base salary, annual incentives and long term incentives. In order to maintain the competitiveness of our compensation programs, Dow compares its executive compensation programs against a Survey Peer Group of 20 companies. These companies provide a relevant comparison based on their similarity to Dow in size and complexity taking into account factors such as revenues, market capitalization, global scope of operations and diversified product portfolios. The Committee believes that a mix of both industry and non-industry peers provides a balanced and realistic perspective on the competition for the pool of potential executive talent.

Market pay data for the Survey Peer Group is gathered through compensation surveys conducted by Towers Watson, Mercer and Equilar. Dow targets the median of the Survey Peer Group for all compensation elements in order to attract, motivate, develop and retain top level executive talent. Annual Performance Award targets and long term incentive grants reflect market median values while actual payouts are dependent on performance.

The Survey Peer Group is periodically evaluated and updated to ensure the companies in the group remain relevant. The Survey Peer Group was last modified in 2012 when Tyco International and Kraft Foods were eliminated since both companies split into two companies and the resulting company size and profile no longer met the peer group criteria.

Lockheed Martin and Coca-Cola were selected as replacements based upon an assessment of companies within our industry and in adjacent industries, companies with profiles similar to Dow’s based upon business complexity, innovation and/or technology, industries and markets served, as well as companies with similar revenue size, market capitalization, geographic footprint, and those companies we compete with for talent.

Survey Peer Group

Description	Purpose	Source	Companies
Represents companies that Dow competes with for talent and with profiles similar to Dow in terms of revenues, market capitalization, global presence, business complexity, innovation and/or technology and industries/markets served.	To understand and evaluate how each NEO’s total direct compensation (Base salary + Performance Award + LTI) compares with the total direct compensation provided to similar roles within this peer group. Dow targets the median of the Survey Peer Group for all elements of compensation. Also used to compare program design and best practices.	Data is gathered through Mercer, Equilar and Towers CDB Executive Compensation Survey and from companies’ proxy statements or other public disclosures.	Data provided by Capital IQ $ in millions
			Company	Revenues FY 2013	Market Cap 31-Dec-13
			3M Company	$30,871	$93,300
			Alcoa Inc.	$23,032	$11,370
			Archer Daniels Midland Company	$89,804	$28,556
			The Boeing Company	$86,623	$102,566
			Caterpillar Inc.	$55,656	$57,787
			The Coca-Cola Company	$46,854	$182,422
			E.I. du Pont de Nemours and Company	$35,734	$60,169
			Eli Lilly and Company	$23,113	$55,776
			Emerson Electric Co.	$24,669	$49,485
			General Electic Company	$146,045	$283,590
			Honeywell International Inc.	$39,055	$71,696
			Johnson & Johnson	$71,312	$258,416
			Johnson Controls Inc.	$42,730	$34,738
			Lockheed Martin Corporation	$45,358	$47,349
			Monsanto Company	$14,861	$61,178
			PepsiCo, Inc.	$66,415	$127,197
			Pfizer Inc.	$51,584	$198,515
			PPG Industries Inc.	$15,108	$26,936
			Proctor & Gamble Company	$84,167	$221,291
			United Technologies Corp.	$62,626	$104,421
			Median	$46,106	$66,437
			The Dow Chemical Company	$57,080	$53,851

2014 Proxy Statement	27

COMPENSATION INFORMATION (continued)

Benefits

The Company provides a comprehensive set of benefits to eligible employees. These include medical, dental, life, disability, accident, retiree medical and life, pension and savings plans. The NEOs are eligible to participate in the same plans as most other salaried employees. In addition, because highly compensated employees are subject to U.S. tax limitations on contributions to some retirement plans, the Company has created non-qualified retirement programs intended to provide these employees with the same benefits they would have received under the qualified plans without the tax limits. The NEOs are eligible to participate in the same non-qualified retirement plans as all other highly compensated salaried employees.

Perquisites

The Company provides the NEOs and other selected executives limited perquisites in order to enhance their security and productivity. The Committee regularly reviews the perquisites provided to the NEOs as part of their overall review of executive compensation. In 2012, the Committee eliminated the company car perquisite for all executives except the CEO. The Committee determined that the other current perquisites are within an appropriate range of competitive compensation practices. Details about the NEOs’ perquisites, including the aggregate incremental cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative. The Company provides the NEOs and other selected executives the following limited perquisites:

•	Financial and Tax Planning Support

•	Executive Physical Examination

•	Executive Excess Umbrella Liability Insurance

•	Home Security Alarm System

In addition, the CEO is provided a company car and is required by the Board of Directors for security and immediate availability reasons to use corporate aircraft for personal travel.

Factors and Steps in Setting Pay

Compensation for the NEOs and other executive officers is evaluated and set annually by the Committee after considering the following factors:

•	Median levels of compensation for similar jobs and job levels in the market, taking into account revenue relative to the Survey Peer Group

•

Company performance against financial measures including net income, earnings per share, EBITDA (i.e. Net Income, before interest, income taxes, depreciation, and amortization), ROC, TSR, operating cash flow, and cost management discipline

•	Company performance relative to goals approved by the Committee

•	Business climate, economic conditions and other factors

•	Each executive’s experience, knowledge, skills and personal contributions

The CEO makes recommendations to the Committee regarding compensation for senior executives after reviewing the Company’s overall performance, each executive’s personal contributions and relevant compensation market data from Dow’s Survey Peer Group for similar jobs and job levels. The CEO uses discretion when making pay recommendations to the Committee. The Committee is responsible for approving NEO compensation and has broad discretion when setting compensation types and amounts.

With respect to the CEO, the Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding the CEO’s compensation level based on that evaluation. The Committee considers compensation market data from Dow’s Survey Peer Group and uses broad discretion when setting compensation types and amounts for the CEO. The Board of Directors is responsible for approving the CEO’s compensation types and amounts.

As part of the review, Company management and the Committee may also review summary total compensation scenarios for the NEOs. All aspects of compensation are modeled under various scenarios, such as stock price sensitivity and business performance. The scenario sheets present the estimated dollar value of compensation components provided to the NEOs during the most recent fiscal year. They are used as a reference point to assist the Committee’s overall understanding of NEO compensation.

28	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

Committee Resources in Setting Pay

The Committee, which is comprised entirely of independent Directors, is responsible for overseeing the Company’s executive compensation policies and programs with the goal of maintaining compensation that is competitive within the markets in which Dow competes for talent and reflective of the long-term investment interests of Company stockholders. The Committee reviews and approves the compensation design, compensation levels and benefits programs for the NEOs and other senior leaders. The Committee also monitors Company processes on executive succession and work environment/culture. You can learn more about the Committee’s purpose, responsibilities, structure and other details by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at www.DowGovernance.com.

The Committee has several resources, analytical tools and performance measures they consider in determining compensation levels.

Committee Resource	Description
Committee Consultant

The Committee has retained a compensation consultant from Mercer. The consultant, Michael Halloran, reports directly to the Committee. He advises the Committee on trends and issues in executive compensation and the group of companies in the Survey Peer Group. He consults on the competitiveness of the compensation structure and levels of Dow’s executive officers and provides advice and recommendations related to proposed compensation and the design of our compensation programs.

The Committee has the sole authority to retain and oversee the work of Mr. Halloran. Mr. Halloran does not provide services to Company management unless approved by the Chair of the Committee. In 2013, no such approvals were requested or given as Mr. Halloran provided no services to management. Mercer has multiple safeguards and procedures in place to maintain the independence of the consultants in their executive compensation consulting practice, and the Committee has determined that the compensation consultant’s work has not raised any conflict of interest. These safeguards include a rigidly enforced code of conduct, a policy against investing in client organizations and separation between Mercer’s executive compensation consulting and its other administrative and consulting business units from a leadership, performance measurement, and compensation perspective. In 2013, Mercer and its affiliates provided approximately $3 million in unrelated human resources consulting services to Dow. The decision to engage Mercer to provide these other services was made by management and was reported to the Committee. In addition to the approximately $3 million in aggregate fees for human resources consulting services, Mercer’s aggregate fees for executive and director compensation consulting services in 2013 were approximately $142,000.

Dow’s Executive Compensation Department

Dow’s Executive Compensation Department provides additional analysis and counsel as requested by the Committee related to:

•     Gathering the compensation data of the Survey Peer Group

•     Benchmarking compensation components (base salary, Performance Award, LTI awards) against the Survey Peer Group

•     Assisting the CEO and Human Resources Executive Vice President in making preliminary recommendations of base salary structure, design and target award levels for the Performance Award and design and award levels for LTI awards

The Executive Compensation Department has retained the compensation consulting services of Towers Watson. Towers Watson provides the following assistance to the Executive Compensation Department:

•     Survey Peer Group compensation information for executives and non-employee Directors

•     Benchmarking of key compensation practices and trends in executive compensation

2014 Proxy Statement	29

COMPENSATION INFORMATION (continued)

SECTION FOUR– EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Committee has adopted several policies related to Executive Compensation as detailed below.

Best Practices in Executive Compensation

In an era of increased attention to corporate governance and the link between pay and performance, the Company continues to focus on the following key governance practices for executive compensation.

What We Do	What We Don’t Do

✓ Use an independent compensation consultant who is engaged directly by the Committee to advise on executive compensation matters.	×Executives are prohibited from engaging in speculative transactions in Company securities and from hedging or pledging Company securities, or holding Company securities in margin accounts.

✓  Maintain a strong link between financial and operational goals, stockholder value creation and executive compensation by having relative Total Stockholder Return (“TSR”), Net Income, Return on Capital (“ROC”), Management Operating Cash Flow, and cost control in our incentive programs.

×The Board prohibits new or amended Change-in-Control (“CIC”) agreements.

✓  Ensure our compensation programs are designed to discourage excessive risk taking. These design features include a robust clawback policy, strong stock ownership guidelines, and multiple bottom line measures in our incentive programs.

×For legacy CIC agreements (no new or amended agreements since 2007), severance payments are equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO) and double triggers are in place in order for an executive to receive benefits.

✓ Ensure our LTI mix includes significant weighting (75% of the LTI grant) toward performance-based equity vehicles (Stock Options and Performance Shares).	×Our stock incentive plan prohibits stock option repricing, reloads, exchanges or options granted below market value without shareholder approval.

✓ Active shareholder engagement on compensation and governance related issues. Careful consideration of the annual say-on-pay results and shareholder feedback.

Stock Ownership Guidelines

Dow has had stock ownership guidelines in place for its NEOs and other senior executives since 1998. The Committee regularly reviews the guidelines relative to market practice and the current value of Dow stock.

Specific stock ownership requirements vary by job level and are determined by applying a multiple between four and six to the base salary midpoint. The guideline values are converted to a fixed share amount for each job level and remain at that level until the Committee determines that an adjustment is appropriate. The guidelines were adjusted upward in 2012, after a review of current stock ownership guidelines and relevant market data. The CEO is required to own stock with a value of six times base salary and the other NEOs are required to own stock with a value of four times base salary. The executives are given five years to achieve the initial ownership guideline for their job level following promotion to that level and must maintain these levels until retirement. For purposes of these guidelines, stock ownership includes Dow Common Stock beneficially owned (including stock owned by immediate family members), Deferred Stock not yet delivered, Performance Shares vested but not yet delivered, and stock held beneficially through the Company’s savings plans.

All NEOs currently hold shares significantly in excess of the guidelines providing further evidence of Dow’s philosophy of encouraging the holding of shares in excess of stock ownership guidelines until retirement.

30	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

The following table shows the stock ownership guideline for each NEO and their holdings as of December 31, 2013.

EXECUTIVE STOCK OWNERSHIP GUIDELINES & HOLDINGS FOR 2013

NEO & Guidelines			Personal Holdings
Name	Guideline # Shares	Multiple of Base Salary	2013 Personal Holdings	Shares Held In Excess of Guideline	Percent in Excess of Guideline	Shares Held as a Multiple of Base Salary
Andrew Liveris	250,000	6x	906,645	656,645	263%	21x
William Weideman	80,000	4x	219,534	139,534	174%	11x
Charles Kalil	80,000	4x	294,954	214,954	269%	13x
Joe Harlan	80,000	4x	209,039	129,039	161%	10x
James Fitterling	80,000	4x	177,696	97,696	122%	9x

LTI Grant Practices & Holding Requirements

LTI awards are granted under The Dow Chemical Company 2012 Stock Incentive Plan, Dow’s omnibus stockholder approved plan for equity awards to employees and directors. LTI grants are approved by the Committee and administered by Dow’s Executive Compensation Department. The annual grant date for all employees is traditionally the Friday following the Committee’s February meeting – held on the second Wednesday of February each year. The Company does not grant discounted options, backdate options or re-price outstanding options. Dow calculates the aggregate grant date fair value of awards in the year of grant in accordance with the same standard it applies for financial accounting purposes.

Executives must continue to meet their stock ownership guidelines until retirement and since LTI awards do not have provisions for accelerated vesting at retirement, NEOs continue to hold a significant portion of their compensation value in Dow stock for at least three years after retirement.

Change-in-Control and Severance Arrangements

While legacy agreements remain in existence, the Committee prohibits new or amended change-in-control agreements. The Committee adopted a change-in-control arrangement for senior executives, including Messrs. Liveris and Kalil, in 2007. The change-in-control arrangement provides, among other things, a severance payment equal to two times the executive’s base salary and target Performance Award (2.99 times for the CEO) and tax gross-up protection in the event severance benefits exceed statutory thresholds and become subject to an excise tax.

Under the change-in-control agreements, an executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits. The Company believes this “double-trigger” practice is in the best interest of stockholders as it does not pay any benefits to an executive unless he or she is negatively impacted by a change-in-control event that is in the best interest of Dow stockholders.

No new agreements have been executed since 2007.

Executive Compensation Recovery (Clawback) Policy

The Company has adopted an Executive Compensation Recovery Policy for executive officers that is set forth in the Company’s Corporate Governance Guidelines. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards. The Company may also recover any awards made to an executive during the prior three years should the executive engage in activity that competes with, or is otherwise harmful to the Company or its affiliated companies.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation

2014 Proxy Statement	31

COMPENSATION INFORMATION (continued)

decisions, Dow policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible. Amounts paid under the compensation program, including base salary, Performance Awards and grants of Deferred Stock (Restricted Stock and Restricted Stock Units) may not qualify as performance based compensation excluded from the limitation on deductibility.

Trading, Hedging and Pledging Restrictions

As set forth in the Company’s Corporate Governance Guidelines, it is against Company policy for executive officers to engage in speculative transactions in Company securities. Specifically, it is against Company policy for executive officers to trade in puts or calls in Company securities or sell Company securities short. In addition, it is against Company policy for executive officers to pledge or hedge Company securities, or hold Company securities in margin accounts.

Compensation Program Risk Analysis

In late 2013, the Committee reviewed the Company’s compensation policies and practices and determined that our incentive compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company. To conduct this review, the Company completed an inventory of its incentive compensation plans and policies. The evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, the balanced mix between short and long term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, discretion on individual awards, use of stock ownership guidelines, provisions in severance/change-in-control policies, use of a compensation recovery policy, and Committee oversight of compensation programs.

32	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table summarizes the compensation of our CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($) (e)	Total ($)
Andrew Liveris,	2013	1,865,500	0	8,312,228	5,324,003	4,559,027	3,212	388,907	20,452,877
CEO & Chairman	2012	1,808,333	0	8,446,171	4,840,080	1,368,640	6,160,388	366,055	22,989,668
	2011	1,741,667	0	7,659,470	4,400,095	1,498,114	3,711,285	263,994	19,274,624
William Weideman,	2013	904,447	0	2,301,569	1,474,051	1,601,053	393,911	16,024	6,691,054
Exec. VP & CFO	2012	836,815	0	2,408,410	1,380,079	407,001	3,465,782	29,469	8,527,557
	2011	755,000	80,000	2,402,766	1,380,058	477,519	2,231,656	29,088	7,356,087
Charles Kalil,	2013	995,131	0	2,499,820	1,407,017	1,752,920	2,613	76,834	6,734,334
Exec. VP	2012	951,618	0	2,408,410	1,380,079	459,478	2,798,980	70,339	8,068,904
	2011	913,606	92,000	2,298,114	1,320,092	558,624	1,937,812	59,125	7,179,372
Joe Harlan,	2013	943,902	0	2,301,569	1,474,051	1,663,205	91,910	65,434	6,540,071
Exec. VP	2012	902,067	0	2,199,134	1,260,015	435,116	75,987	56,555	4,928,873
	2011	293,333	0	5,180,550	1,034,748	486,024	40,381	426,490	7,461,526
James Fitterling,	2013	903,997	0	2,301,569	1,474,051	1,676,915	1,135	36,293	6,393,961
Exec. VP	2012	836,636	35,518	2,408,410	1,380,079	424,879	2,853,921	53,243	7,992,687
(a)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes. If valued assuming a maximum payout on the Performance Share program, the value of the awards would be: Liveris $12,461,583; Weideman $3,450,463; Kalil $3,293,898; Harlan $3,450,463; Fitterling $3,450,463.
(b)	Dow’s valuation for financial accounting purposes uses the widely accepted lattice-binomial model. The option value calculated for the NEOs’ grants was $6.99 for the grant date of February 15, 2013. The exercise price of $32.16 is the closing Dow stock price on the date of grant.
(c)	Individual results for Non-Equity Incentive Plan Compensation are detailed in the Performance Award section of the 2013 Executive Compensation Program in Detail and reflect income paid in 2014 under our annual Performance Award (PA) program for performance achieved in 2013.
(d)	Reflects the aggregate change in the actuarial present value of accumulated pension benefits at age 65 using the actuarial assumptions included in the Company’s audited financial statements. Also reflects 2013 above-market non-qualified deferred compensation earnings: Liveris $3,212; Weideman $410; Kalil $2,613; Harlan $1,068 Fitterling $1,135.
Negative changes in pension value are included as zero in the Summary Compensation Table. The amounts recorded in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. An analysis of the Change in Pension Value for 2013 is shown below. As a result of an increase in prevailing interest rates in the credit markets in 2013, the discount rate used pursuant to pension accounting rules to calculate the present value of future payments increased from 4.10% for fiscal year 2012 to 5.0% for fiscal year 2013. The increase in the discount rate results in a negative valuation in the year over year change in pension value for some NEOs, however, negative changes in pension values must be recorded as a zero in the Summary Compensation Table. The decrease in pension value resulting from the change in interest rates does not result in any decrease to the underlying benefits payable to participants under the plan. Therefore, for Messrs. Liveris, Kalil and Fitterling, there is no reported 2013 change in pension values. Mr. Harlan participates in the Personal Pension Account plan. The $90,842 represents the increase in his 2013 cash balance account due to the increase in annual pay and interest credits.

Name	Change in Discount Interest Rate ($)	Change in Deferral Period, Benefits, and Other ($)	Total Change ($)	Total Change with Zero as Minimum YOY Change ($)
Andrew Liveris	-3,855,753	2,323,141	-1,532,612	0
William Weideman	-1,413,839	1,807,340	393,501	393,501
Charles Kalil	-1,476,836	1,101,806	-375,030	0
Joe Harlan	n/a	90,842	90,842	90,842
James Fitterling	-1,526,369	1,521,384	-4,985	0

2014 Proxy Statement	33

COMPENSATION INFORMATION (continued)

(e)	All Other Compensation includes the cost of Company provided automobile (which was discontinued in 2013 for the NEOs other than the CEO), personal use of corporate aircraft by the CEO as required by Company policy for security and immediate availability purposes, Company contributions to employee savings plans, reimbursements of costs paid for financial and tax planning support, home security, executive health examinations and personal excess liability insurance premiums. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs, which do not change based upon usage, such as pilot salaries or depreciation of the aircraft or maintenance costs not related to personal travel, are excluded. NEOs also are provided a tax reimbursement for taxes incurred when a spouse travels for business purposes as it is sometimes necessary for spouses to accompany NEOs to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses and the Company reimburses the associated taxes. No NEO is provided a tax reimbursement for personal use of aircraft.

The following other compensation items exceeded $10,000 in value:

–	Liveris: Personal use of Company aircraft ($220,487), Company contributions to savings plans ($75,191), financial and tax planning ($53,471), tax reimbursements ($33,798)
–	Weideman: Company contributions to savings plans ($12,857)
–	Kalil: Company contributions to savings plans ($40,922), financial and tax planning ($23,700)
–	Harlan: Company contributions to savings plans ($12,857), financial and tax planning ($37,461), tax reimbursement ($13,352)
–	Fitterling: Company contributions to savings plans ($12,857), financial and tax planning ($22,372)

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

GRANTS OF PLAN-BASED AWARDS FOR 2013

Name		Date of Action by the Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Liveris	2/13/2013	2/13/2013	0	2,999,360	7,498,400
	2/15/2013	2/13/2013				0	144,860	362,150				4,984,633
	2/15/2013	2/13/2013							103,470			3,327,595
	2/15/2013	2/13/2013								761,660	32.16	5,324,003
William Weideman	2/13/2013	2/13/2013	0	958,714	2,396,785
	2/15/2013	2/13/2013				0	40,110	100,275				1,380,185
	2/15/2013	2/13/2013							28,650			921,384
	2/15/2013	2/13/2013								210,880	32.16	1,474,051
Charles Kalil	2/13/2013	2/13/2013	0	1,049,652	2,624,131
	2/15/2013	2/13/2013				0	38,290	95,725				1,317,559
	2/15/2013	2/13/2013							27,350			879,576
	5/20/2013	n/a							8,500			302,685
	2/15/2013	2/13/2013								201,290	32.16	1,407,017
Joe Harlan	2/13/2013	2/13/2013	0	995,931	2,489,828
	2/15/2013	2/13/2013				0	40,110	100,275				1,380,185
	2/15/2013	2/13/2013							28,650			921,384
	2/15/2013	2/13/2013								210,880	32.16	1,474,051
James Fitterling	2/13/2013	2/13/2013	0	958,237	2,395,593
	2/15/2013	2/13/2013				0	40,110	100,275				1,380,185
	2/15/2013	2/13/2013							28,650			921,384
	2/15/2013	2/13/2013								210,880	32.16	1,474,051
(a)	Performance Share awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.
(b)	Deferred Stock awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.
(c)	Stock Option awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.
(d)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes consistent with the values shown in the Summary Compensation Table.

34	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

Outstanding Equity Awards

The following table lists outstanding equity grants for each NEO as of December 31, 2013. The table includes outstanding equity grants from past years as well as the current year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c) (d)
Andrew Liveris	02/13/2004	90,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	180,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	400,000	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	460,000	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	619,370	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	909,100	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	551,800	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	274,918	137,462	38.38	02/11/2021	71,660	3,181,704	100,320	4,454,208
	02/10/2012	171,999	344,001	34.00	02/10/2022	88,980	3,950,712	124,560	5,530,464
	02/15/2013	—	761,660	32.16	02/15/2023	103,470	4,594,068	144,860	6,431,784
William Weideman	02/13/2004	11,670	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	13,340	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	16,190	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	36,400	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	41,250	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	57,035	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	115,700	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	86,226	43,114	38.38	02/11/2021	22,480	998,112	31,470	1,397,268
	02/10/2012	49,043	98,087	34.00	02/10/2022	25,370	1,126,428	35,520	1,577,088
	02/15/2013	—	210,880	32.16	02/15/2023	28,650	1,272,060	40,110	1,780,884
Charles Kalil	03/01/2000	n/a	n/a	n/a	n/a	108	4,795	n/a	n/a
	02/23/2001	n/a	n/a	n/a	n/a	55	2,442	n/a	n/a
	02/13/2004	8,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	17,500	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	48,550	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	70,000	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	165,710	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/12/2010	195,400	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	82,478	41,242	38.38	02/11/2021	21,500	954,600	30,100	1,336,440
	02/10/2012	49,043	98,087	34.00	02/10/2022	25,370	1,126,428	35,520	1,577,088
	02/15/2013	—	201,290	32.16	02/15/2023	27,350	1,214,340	38,290	1,700,076
	05/20/2013	n/a	n/a	n/a	n/a	8,500	377,400	n/a	n/a
Joe Harlan	09/01/2011	85,800	42,900	27.60	09/01/2021	156,500	6,948,600	30,000	1,332,000
	02/10/2012	44,776	89,554	34.00	02/10/2022	23,170	1,028,748	32,430	1,439,892
	02/15/2013	—	210,880	32.16	02/15/2023	28,650	1,272,060	40,110	1,780,884
James Fitterling	02/13/2004	11,170	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	13,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	18,610	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	39,050	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	70,960	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/12/2010	115,700	—	27.79	02/12/2020	n/a	n/a	n/a	n/a
	02/11/2011	78,726	39,364	38.38	02/11/2021	20,520	911,088	28,730	1,275,612
	02/10/2012	49,043	98,087	34.00	02/10/2022	25,370	1,126,428	35,520	1,577,088
	02/15/2013	—	210,880	32.16	02/15/2023	28,650	1,272,060	40,110	1,780,884
(a)	Stock Option award grants vest in three equal installments on the first, second and third anniversaries of the grant date shown in the table.
(b)	Deferred Shares vest and are delivered three years after the grant date.

2014 Proxy Statement	35

COMPENSATION INFORMATION (continued)

(c)	Market values based on the 12/31/13 closing stock price of $44.40 per share.
(d)	Performance Shares granted 2/11/2011, 2/10/2012 and 2/15/2013 will vest and be delivered in February of the year following the end of the performance period. Shares granted in February 2011-2013 are shown at the target level of performance. The actual number of shares to be delivered will be determined at the end of the performance period.
(e)	In addition to the equity grants described above, Messrs. Liveris, Weideman and Kalil received dividend unit grants on 3/9/1988 of 846 shares, 846 shares and 1,125 shares, respectively, which generate a quarterly payment equal to the dividend paid on equivalent shares of Dow Common Stock. These grants expired on 3/9/2013.

Option Exercises and Stock Vested

The following table summarizes the value received from stock option exercises and stock grants vested during 2013.

OPTION EXERCISES AND STOCK VESTED FOR 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($)
Andrew Liveris	—	—	140,476	4,509,661
William Weideman	—	—	29,452	945,489
Charles Kalil	102,978	2,674,339	49,807	1,598,939
Joe Harlan	—	—	—	—
James Fitterling	76,720	2,086,114	29,452	945,489
(a)	Reflects delivery of shares from the 2010-2012 Performance Share program and the 2010 Deferred Stock grants with 3-year vesting. All were previously reported in the Summary Compensation Tables in the year they were granted.

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2013.

PENSION BENEFITS AS OF DECEMBER 31, 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
Andrew Liveris	Dow Employees’ Pension Plan	18.1	1,246,196
	Dow Executives’ Supplemental Retirement Plan (b)	38.0	25,346,510
William Weideman	Dow Employees’ Pension Plan	37.6	1,284,390
	Dow Executives’ Supplemental Retirement Plan	37.6	8,410,883
Charles Kalil	Dow Employees’ Pension Plan	33.9	1,461,286
	Dow Executives’ Supplemental Retirement Plan	33.9	11,078,790
Joe Harlan	Dow Employees’ Pension Plan	2.4	38,100
	Dow Executives’ Supplemental Retirement Plan	2.4	161,594
James Fitterling	Dow Employees’ Pension Plan	30.0	954,347
	Dow Executives’ Supplemental Retirement Plan	30.0	5,957,403
(a)	Unless otherwise noted, all present values reflect accrued age 65 benefits. The form of payment, discount rate (5.0%) and mortality (UP94G) are based on assumptions used to determine pension plan obligations as reflected in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
(b)	Mr. Liveris was asked by the Company to permanently transfer to the United States from Australia in 1995, at which time he began participation in the Dow Employees’ Pension Plan (“DEPP”) and Executives’ Supplemental Retirement Plan (“ESRP”), and ceased contributions to the Australian Superannuation Fund (“Australian Fund”). Mr. Liveris’ retirement benefit will equal the amount payable under the DEPP formula based on 38 years of actual service with Dow (18 years as a U.S. employee of Dow plus 20 years as an Australian employee of Dow). The ESRP benefit will be reduced by the value of his Australian Fund at the time of retirement. The value of Mr. Liveris’ Company contributions in the Australian Fund at December 31, 2013 was 790,913 AUD.

36	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

The following table lists the U.S. pension annuity value for each participating NEO and the corresponding replacement value as a percent of total target cash compensation as of December 31, 2013. The replacement value percentages for the NEOs are comparable to most other salaried employees with similar age and years of service.

PENSION REPLACEMENT VALUE AS OF DECEMBER 31, 2013

Name	Pension Annuity Value ($) (a)	Replacement Value (%) (b)
Andrew Liveris	2,429,796	50%
William Weideman	889,200	48%
Charles Kalil	1,013,184	49%
Joe Harlan	12,996	1%
James Fitterling	519,396	28%
(a)	Annual pension benefit if NEO retired on December 31, 2013, stated as a single-life annuity with no survivor options.
(b)	Annual pension benefit as a percentage of annual Base Salary + Target Performance Award.

Pension Benefits – Additional Information

The Dow Employees’ Pension Plan

For employees hired prior to January 1, 2008: The Company provides the Dow Employees’ Pension Plan (“DEPP”) for its U.S. employees and for employees of some of its wholly owned U.S. subsidiaries. Upon retirement, NEOs receive an annual pension under the DEPP formula subject to statutory limitations. The benefit is paid in the form of a monthly annuity and is calculated based on the sum of the employee’s yearly basic and supplemental accruals up to a maximum of 425% for basic accruals and 120% for supplemental accruals.

•	Basic accruals equal the employee’s highest consecutive three-year average compensation (“HC3A”) multiplied by a percentage ranging from 4% to 18% based on the age of the employee in the years earned.

•

Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1% to 4%, based on the age of the employee in the years earned.

The sum of the basic and supplemental accruals is divided by a conversion factor to calculate an immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula will be credited with interest. All NEOs participate in DEPP.

For employees hired on or after January 1, 2008: The Personal Pension Account (“PPA”) grows annually based on Pay Credits and Interest Credits. At the end of each year, 5% of an employee’s base salary and actual variable pay is credited to the account (“Pay Credit”). Additionally, the Personal Pension Account is credited with an annual Interest Credit equal to the Interest Credit Rate multiplied by the Personal Pension Account balance as of December 31 of the previous year. The Interest Credit Rate is determined annually by the Company, and is based on the closing rate on the six-month U.S. Treasury bill on the last business day of September immediately preceding the Plan Year plus 1.5%.

When a vested employee leaves the Company, the PPA can be taken as an immediate annuity, as a deferred annuity or as a lump sum. Vesting is three years.

The Executives’ Supplemental Retirement Plan: Because the U.S. Internal Revenue Code limits the benefits otherwise provided by DEPP, the Board of Directors adopted the Executives’ Supplemental Retirement Plan (“ESRP”) to provide employees who participate in DEPP with non-qualified benefits calculated under the same formulas described above. Some parts of the supplemental benefit may be taken in the form of a lump sum depending upon date of hire and plan participation. All NEOs participate in the ESRP.

In addition, Mr. Kalil elected to have his ESRP benefit secured by enrolling in the Key Employee Insurance Program (“KEIP”) in 1997. KEIP is a life insurance program that secured benefits otherwise available under ESRP, which was offered to certain employees as an alternative to the ESRP. Dow has not offered KEIP to employees since 1999 and has no plans to reinstate this program for new participants.

2014 Proxy Statement	37

COMPENSATION INFORMATION (continued)

Dow Employees’ Savings Plan – 401(k): The Company provides all U.S. salaried employees the opportunity to participate in a 401(k) plan (The Dow Chemical Company Employees’ Savings Plan). In 2013, for salaried employees who contributed 2% of annual salary, Dow provided a matching contribution of 100% of the employee’s contribution. For salaried employees who contributed up to an additional 4%, Dow provided a 50% match. All NEOs participate in the 401(k) plan on the same terms as other eligible employees.

Non-Qualified Deferred Compensation

The following table provides information on compensation the NEOs have elected to defer as described in the narrative that follows.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (d)
Andrew Liveris	93,275	62,333	236,303	—	2,477,540
William Weideman	—	—	5,347	—	147,276
Charles Kalil	39,805	28,065	69,472	—	1,164,790
Joe Harlan	37,756	—	16,036	—	423,894
James Fitterling	36,160	—	653,312	—	3,155,234
(a)	Executive contributions are also reported as salary for 2013 in the Summary Compensation Table.
(b)	Company contributions are also reported as All Other Compensation for 2013 in the Summary Compensation Table.
(c)	A portion of the amounts in the aggregate earnings in last fiscal year column is also reported as Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table (as disclosed in footnote (d) to the Summary Compensation Table)
(d)	Includes Company and executive contributions with respect to Mr. Liveris of $90,417 for 2012 and $87,083 for 2011 previously reported in the Summary Compensation Table and Company, executive contributions with respect to Mr. Kalil of $47,581 for 2012 and $45,680 for 2012 previously reported in the Summary Compensation Table, executive contributions with respect to Mr. Fitterling of $288,173 for 2012.

Because the U.S. Internal Revenue Code limits contributions to The Dow Chemical Company Employees Savings Plan, the Board of Directors adopted the Elective Deferral Plan in order to further assist employees in saving for retirement. This plan allows participants to voluntarily defer the receipt of base salary (maximum deferral of 75%) and Performance Award (maximum deferral of 100%).

Each participant enrolled in the plan receives a matching contribution using the same formula authorized for salaried participants under the 401(k) plan for employer matching contributions. The current formula provides for a matching contribution on the first 6% of base salary deferred. For purposes of calculating the match under the Elective Deferral Plan, the Company will assume each participant is contributing the maximum allowable amount to the 401(k) plan and receiving a match thereon. The assumed match from the 401(k) plan will be offset from the matching contribution calculated under the Elective Deferral Plan. The NEOs’ balances consist primarily of voluntary deferrals (and related earnings), not contributions made by the Company.

Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow credit spread, a phantom Dow stock fund tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds.

The Elective Deferral Plan allows for distributions to commence on January 31 after separation or after a specific future year that can be later or earlier than the separation date. Distributions may be paid either in a lump sum or in equal monthly, quarterly or annual installments up to 15 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections.

38	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

Potential Payments Upon Termination or Change-in-Control

All of the NEOs (except Mr. Harlan) are currently retirement eligible and entitled to benefits similar to most other salaried employees upon separation from the Company. They are also entitled to additional benefits in the case of an involuntary termination without cause or a change-in-control event. The summary below shows the impact of various types of separation events on the different compensation elements the NEOs receive.

Retirement, Death, or Disability:

•	Base Salary: Paid through date of separation on the normal schedule.

•	Performance Award: Prorated for the portion of the year worked and paid on the normal schedule.

•	Benefits: All NEOs (except Mr. Harlan) are eligible for retiree medical and life insurance coverage similar to most other salaried U.S. employees.

•	Retirement Plans: Participants have access, in accordance with elections and plan features, to the following retirement plan benefits:

•	Elective Deferral Plan benefits as shown in the Non-Qualified Deferred Compensation Table and accompanying narrative.

•

Pension benefits as shown in the Pension Benefits Table and described in the accompanying narrative. Participants in DEPP and ESRP are paid a monthly annuity and/or lump sum. Participants in PPA may elect either an annuity or lump sum payout. Participants in KEIP have additional lump-sum features available.

•	Employee Savings Plan (defined contribution 401(k) plan).

•	Outstanding LTI Awards:

For grants made in 2013 and beyond, the following LTI treatment applies if the executive meets the age 55 and 10 years of service requirement (age 50 and 10 years of service for grants prior to 2013).

•

Stock Options: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting period remains unchanged; expiration periods are shortened to the earlier of the existing expiration date or five years.

•	Deferred Stock: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting and delivery dates remain unchanged.

•	Performance Shares: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting periods and delivery dates remain unchanged.

If the executive separates before meeting the age and service requirements of a particular grant, such grant is forfeited.

Involuntary Termination With Cause:

Because all NEOs (except Mr. Harlan) are currently retirement eligible, they will receive the same benefits under an Involuntary Termination with Cause as under retirement, as described above, with the exception of incentive income (including LTI), which may be recovered by the Company as described in the Executive Compensation Recovery Policy.

Involuntary Termination Without Cause:

In addition to the benefits received due to retirement, as described above, NEOs will receive the following benefits if involuntarily terminated without cause.

•

A lump-sum severance payment of two weeks per year of service (up to a maximum of 18 months) under the U.S. Severance Plan, plus six months base salary under the Executive Severance Supplement. The U.S. Severance Plan covers most salaried employees in the United States.

•	Outplacement counseling and financial/tax planning with a value of $30,000.

•	If eligible for retiree medical, eighteen months of health and welfare benefits at employee rates.

For outstanding LTI grants not meeting the age and years of service requirements referenced above, in the event an NEO is involuntarily terminated without cause, they will receive the following:

•	Stock Options: Vesting and expiration periods are shortened to the earlier of the existing expiration date or one year.

•	Deferred Stock: Grants are prorated for the number of days worked during the vesting period. Vesting and delivery dates remain unchanged.

2014 Proxy Statement	39

COMPENSATION INFORMATION (continued)

•	Performance Shares: Grants are prorated for the number of days worked during the performance period. Vesting periods and delivery dates remain unchanged.

Change-in-Control:

In addition to benefits received due to retirement, as described above, the non-qualified portion of the pension benefit is payable as a lump sum if any of the NEOs are involuntarily separated within two years of a change-in-control event (double-trigger).

Separately, pursuant to agreements entered into in 2007, Messrs. Liveris and Kalil will also receive the following benefits if separated within two years of a change-in-control event as referenced in the Compensation Discussion and Analysis. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (double-trigger).

•	A severance payment equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO).

•	An additional two years of credited service and age for purposes of calculating retirement benefits (three years for the CEO).

•	A financial, tax and outplacement allowance of $50,000.

•	Eighteen months of health and welfare benefits at employee rates.

•	Tax gross-up protection in the event severance exceeds statutory thresholds and becomes subject to an excise tax.

•	LTI awards in the form of Performance Shares and Deferred Stock will vest and be delivered as soon as possible after the change-in-control event. Stock Options will vest immediately.

The following table summarizes the value of the incremental benefits to be received due to an Involuntary Termination without cause or a change-in-control event as of December 31, 2013.

INVOLUNTARY TERMINATION OR CHANGE-IN-CONTROL VALUES

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change-in- Control ($) (a)
Andrew Liveris	Severance	3,677,100	14,573,140
	Increase in Present Value of Pension	n/a	5,194,298
	Health & Welfare Benefits	5,247	5,247
	Outplacement & Financial Planning	30,000	50,000
William Weideman	Severance	1,776,958	1,776,958
	Increase in Present Value of Pension	n/a	1,139,383
	Health & Welfare Benefits	4,257	4,257
	Outplacement & Financial Planning	30,000	30,000
Charles Kalil	Severance	1,803,250	4,098,643
	Increase in Present Value of Pension	n/a	1,733,243
	Health & Welfare Benefits	5,247	5,247
	Outplacement & Financial Planning	30,000	50,000
Joe Harlan	Severance	561,807	561,807
	Increase in Present Value of Pension	n/a	0
	Health & Welfare Benefits	n/a	n/a
	Outplacement & Financial Planning	30,000	30,000
James Fitterling	Severance	1,509,311	1,509,311
	Increase in Present Value of Pension	n/a	1,850,971
	Health & Welfare Benefits	3,222	3,222
	Outplacement & Financial Planning	30,000	30,000
(a)	An executive must meet the double trigger requirement of being involuntarily terminated within two years of a change-in-control in order to receive benefits.

40	2014 Proxy Statement

COMPENSATION INFORMATION (continued)

Director Compensation

Dow compares its non-employee Director compensation programs, designs and compensation elements to the same Survey Peer Group used for executive compensation, as described in the Peer Group and Survey Pay Data section of the Compensation Discussion and Analysis. Dow targets the median compensation of the Survey Peer Group for all Director compensation elements.

In 2013, the Board reviewed data from the Survey Peer Group and increased equity weighting in the total compensation package from 48% to 54%. The value of the restricted award was increased to $135,000 from $106,000. Prior to this adjustment in 2013, Director compensation had not been changed since 2006. No changes were made to the Annual Retainer cash portion of compensation other than adjustments to the Lead Director and Committee chair fees as explained in more detail below.

The following table lists the compensation provided to Dow’s Directors in 2013.

DIRECTOR COMPENSATION FOR 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Arnold A. Allemang	115,000	135,083	—	—	—		250,083
Ajay Banga	115,000	135,083	—	—	—		250,083
Jacqueline K. Barton	128,750	135,083	—	—	1,386		265,219
James A. Bell	148,750	135,083	—	—	783		284,617
Jeff M. Fettig	157,500	135,083	—	—	—		292,583
John B. Hess	57,500	—	—	—	—		57,500
Paul Polman	115,000	135,083	—	—	—		250,083
Dennis H. Reilley	132,500	135,083	—	—	—		267,583
James M. Ringler	130,000	135,083	—	—	592		265,675
Ruth G. Shaw	130,000	135,083	—	—	333		265,416
(a)	The May 10, 2013 full grant date fair value of Restricted Stock granted is $34.46 per share with a total value of $135,083 for each Director (3,920 shares) represented in accordance with the same standard applied for financial accounting purposes.
(b)	Consists exclusively of above-market nonqualified deferred compensation earnings.

Non-Employee Directors’ Fees Earned or Paid in Cash

As part of the Director Compensation review, the Lead Director Fee and Committee Chair Fees were increased to be more comparable with the median value of the market data. 2013 Directors’ fees as stated below are paid only to Directors who are not employees of the Company.

Fee Category	Annual Rate
Annual Retainer	$115,000
Audit and Compensation & Leadership Development Committee Chairmanships	$20,000
All Other Committee Chairmanships	$15,000
Audit Committee Membership	$15,000
Lead Director Service	$30,000

Non-Employee Directors Stock Grant

In 2013, each non-employee Director received 3,920 shares of Restricted Stock, with provisions limiting transfer while serving as a Director of the Company, and, at a minimum, for two years from the date of grant.

2014 Proxy Statement	41

COMPENSATION INFORMATION (continued)

Non-employee Directors who join the Board of Directors after the annual grant of Restricted Stock and Stock Options for that year and prior to December 31 of that year are eligible to receive a one-time cash payment (“New Director Retainer”) within 30 days of the effective date of their election as a Director. The intent of this New Director Retainer is to encourage a new Director to make an initial investment in the stock of the Company. The amount of the New Director Retainer is calculated from the net present value of the cash equivalent of that year’s Restricted Stock grant, with stock values based on the then current price of Company stock. It is based on months of Board service for the first year, and is therefore pro-rated for the number of months remaining in the calendar year.

Non-Employee Directors’ Stock Ownership Guidelines

After reviewing data from the Survey Peer Group, the Board approved an increase to the stock ownership guidelines for non-employee Directors in 2013. Non-employee Directors have a guideline of owning common stock of the Company equal in value to at least five times the amount of the annual Board retainer fee, with a five-year time period after first election to achieve this level. Directors are also required to retain all Deferred Stock and Restricted Stock grants until retirement from the Board. The following table shows the stock ownership guideline and respective holdings of the non-employee Directors as of December 31, 2013.

DIRECTOR STOCK OWNERSHIP GUIDELINES FOR 2013

Name	Ownership Guideline	2013 Holdings	Shares Held In Excess of Guideline
Arnold A. Allemang	18,000	194,904	176,904
Ajay Banga	18,000	3,996	- (a)
Jacqueline K. Barton	18,000	34,830	16,830
James A. Bell	18,000	24,390	6,390
Jeff M. Fettig	18,000	29,890	11,890
Paul Polman	18,000	16,460	- (a)
Dennis H. Reilley	18,000	27,240	9,240
James M. Ringler	18,000	39,250	21,250
Ruth G. Shaw	18,000	25,510	7,510

(a)	Mr. Polman joined the Board in 2010 and Mr. Banga joined the Board in 2013. Both are expected to meet the ownership guideline within the required timeframe.

Non-Employee Director Deferred Compensation Plan

Non-employee Directors may choose prior to the beginning of each year to have all or part of their fees credited to a deferred compensation account as participants in The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors effective January 1, 2005.

At the election of the Director, fees are deferred into one of several hypothetical investment accounts that accrue investment returns according to the account selected. Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow credit spread, a phantom Dow stock account tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds. These funds are identical to funds offered as part of the Elective Deferral Plan for management level employees. Such deferred amounts will be paid in installments as elected by the Director at the time of deferral commencing in July following the Director’s termination of Board service, in the following July or in July of the calendar year following the Director’s 72nd birthday. If the Director elects to receive payment in July following his or her 72nd birthday and if he or she remains on the Board beyond his or her 72nd birthday, payments shall start in the July following termination of Board service.

Business Travel Accident Insurance for Non-Employee Directors

Dow has a rider on its Business Travel Accident insurance policy covering each non-employee Director for $300,000, which will cover accidental death and dismemberment if the Director is traveling on Dow business.

42	2014 Proxy Statement

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The following table presents the beneficial ownership of Dow’s Common Stock as of February 15, 2014, except as noted, for (i) each Director of the Company, (ii) each executive officer of the Company listed in the Summary Compensation Table, (iii) all Directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of Dow’s Common Stock.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned
A. A. Allemang	194,904.4		0.0	194,904.4	*
A. Banga	3,996.0		0.0	3,996.0	*
J. K. Barton	34,830.0		17,100.0	51,930.0	*
J. A. Bell	24,390.0		10,950.0	35,340.0	*
J. M. Fettig	30,143.0		17,100.0	47,243.0	*
J. R. Fitterling	117,477.3		543,789.0	661,266.3	*
J. E. Harlan	718.7		245,645.0	246,363.7	*
C. J. Kalil	227,067.0		786,062.0	1,013,129.0	*
A. N. Liveris	681,409.9		4,130,534.0	4,811,943.9	*
P. Polman	16,460.0		0.0	16,460.0	*
D. H. Reilley	27,240.0		0.0	27,240.0	*
J. M. Ringler	39,249.6		17,100.0	56,349.6	*
R. G. Shaw	25,510.0		10,950.0	36,460.0	*
W. H. Weideman	158,577.9		577,634.0	736,211.9	*
Group Total	1,581,973.8		6,356,864.0	7,938,837.8	0.66%
All Directors and Executive Officers as a Group (22 persons)	2,948,768.3		9,376,566.0	12,325,334.3	1.02%
Certain Other Owners:
Capital World Investors	84,348,256.0	(c)		84,348,256.0	6.9%
BlackRock, Inc.	66,827,707.0	(d)		66,827,707.0	5.5%
(a)	Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees’ Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.
(b)	This column includes any shares that the person could acquire through 4/16/2014, by (1) exercise of an option granted by Dow; (2) Performance Shares granted by Dow to be delivered prior to 4/16/2014; or (3) payment of any balance due under a subscription in The Dow Chemical Company 2012 Employees’ Stock Purchase Plan. To the extent that these shares have not been issued as of the record date, they cannot be voted at the Meeting.
(c)	Based on a Schedule 13G/A filed by Capital World Investors on February 13, 2014 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2013. Capital World Investors has sole voting power over 84,348,256 shares and sole dispositive power over 84,348,256 shares. Capital World Investors’ address is 333 South Hope Street, Los Angeles, CA 90071.
(d)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2014 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2013. BlackRock, Inc. has sole voting power over 53,535,560 shares and sole dispositive power over 66,827,707 shares. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
*	Less than 0.40% of the total shares of Dow Common Stock issued and outstanding.

2014 Proxy Statement	43

AGENDA ITEM 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Deloitte & Touche LLP to audit the 2014 consolidated financial statements and related internal control over financial reporting of The Dow Chemical Company and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Company Bylaws provide that the selection of the independent registered public accounting firm must be presented for stockholder ratification or rejection at the Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to audit and report on the consolidated financial statements and related internal control over financial reporting of Dow and its subsidiaries for 2014. Deloitte & Touche LLP served as Dow’s independent registered public accounting firm for 2013. Deloitte & Touche LLP has offices at or near most of the locations where Dow operates in the United States and other countries. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP is in the best interests of the Company and its investors.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee is responsible for the audit fee negotiations with Deloitte & Touche LLP and the Audit Committee is directly involved in the selection of the lead engagement partner in conjunction with the mandated rotation of this position. Additional information may be found in the Audit Committee Report on page 60 and Audit Committee charter available on the Company’s corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In October 2013, Deloitte & Touche LLP advised the Audit Committee that, like all other major accounting firms, it has been named as a defendant in a number of civil lawsuits, most of which are premised on allegations that financial statements issued by clients and reported on by the firm were incorrect. Deloitte & Touche LLP has further advised the Audit Committee that based on the firm’s historical experience and understanding of the circumstances giving rise to such lawsuits, the firm does not believe that they will have a significant impact on the firm’s ability to serve as the independent registered public accounting firm for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and may make a statement if they wish. They will be available to answer stockholder questions at the Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included. Abstentions and broker non-votes are not counted in determining whether this proposal is approved. In the event that the selection of Deloitte & Touche LLP is not ratified by stockholders, the Audit Committee will take that into account in connection with any future decisions as to the selection of a firm to serve as the Company’s auditors, although by law the Audit Committee has final authority over the determination of whether to retain Deloitte & Touche LLP or another firm at any time.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Dow and its subsidiaries for 2014.

44	2014 Proxy Statement

AGENDA ITEM 2 (continued)

Independent Registered Public Accounting Firm Fees

For the years ended December 31, 2013 and 2012, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Audit and audit-related fees aggregated $28,561,000 and $26,993,000 for the years ended December 31, 2013 and 2012, respectively. Total fees for the independent registered public accounting firm were:

Type of Fees	2013	2012
	$ in thousands
Audit Fees (a)	$23,685	$25,175
Audit-Related Fees (b)	4,876	1,818
Tax Fees (c)	7,725	7,507
All Other Fees	0	0
TOTAL	$36,286	$34,500

(a)	The aggregate fees billed for the integrated audit of the Company’s annual financial statements and internal control over financial reporting, the reviews of the financial statements in quarterly reports on Form 10-Q, comfort letters, consents, statutory audits, and other regulatory filings.
(b)	The aggregate fees billed primarily for audits of employee benefit plans’ financial statements, due diligence procedures for acquired businesses, audits and reviews of divested businesses, and agreed-upon procedures engagements.
(c)	The aggregate fees billed for preparation of expatriate employees’ tax returns and related compliance services – $7,150,000 in 2013 and $6,287,000 in 2012; international tax compliance – $429,000 in 2013 and $670,000 in 2012; and corporate tax consulting – $146,000 in 2013 and $550,000 in 2012.

2014 Proxy Statement	45

AGENDA ITEM 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Leadership Development Committee (the “Committee”) has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate, reward, and retain the most talented executives who can drive business performance and objectives;

•

pay for performance by emphasizing variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or the Company’s stock price appreciates; and

•	align pay and financial interests of our executives with stockholder value creation.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. There is also a robust discussion of our stockholder engagement around compensation issues including detail on feedback received as part of this engagement process and actions taken by the Committee in response. The Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a policy providing for an annual “say on pay” advisory vote. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of The Dow Chemical Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

Unless the Board of Directors modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Company’s 2015 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the Advisory Resolution to Approve Executive Compensation.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not counted in determining whether this resolution is approved.

46	2014 Proxy Statement

AGENDA ITEM 4

APPROVAL OF THE AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

RESOLVED, that The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan is hereby approved.

Overview

The Dow Chemical Company 2012 Stock Incentive Plan (the “2012 Incentive Plan”) was originally approved by the Company’s stockholders on May 10, 2012. On February 13, 2014, the Board of Directors unanimously approved and adopted an amendment and restatement of the 2012 Incentive Plan, subject to the approval of Dow’s stockholders. The amendment and restatement increases the number of shares available for issuance under the 2012 Incentive Plan from 44,500,000 to 95,000,000 (plus any shares subject to awards under the Company’s 1988 Award and Option Plan and Amended and Restated 2003 Non-Employee Directors’ Stock Incentive Plan (collectively, the “Prior Plans”) that were outstanding as of May 10, 2012, and that are subsequently canceled, expired, forfeited or otherwise not issued), and makes certain other clarifying and other administrative amendments as described more fully below. The total number of shares authorized includes shares that have already been issued or are subject to outstanding awards under the 2012 Incentive Plan, as described below.

The amendment and restatement to the 2012 Incentive Plan also imposes new limits on the number of shares subject to stock awards that we may grant to any non-employee director in any fiscal year, prohibits dividend equivalents from being provided in conjunction with any option, stock appreciation right or unearned performance-based stock awards, clarifies that the prohibition on repricing applies to out-of-the-money options and stock appreciation rights, and reflects a number of non-material revisions relating to administration of the plan.

In this proposal, we refer to the 2012 Stock Incentive Plan approved by the Company’s stockholders on May 10, 2012, as the “2012 Incentive Plan.” We refer to the amendment and restatement of the 2012 Stock Incentive Plan in the event that the stockholders approve this proposal as the “Restated 2012 Plan.”

The Restated 2012 Plan continues to afford the Compensation and Leadership Development Committee of the Board (the “Committee”) the ability to design compensatory awards that are responsive to the Company’s needs and contribute to long-term success by encouraging stock ownership among the Company’s officers, employees, non-employee directors and otherwise linking the compensation of such persons to share price performance or the achievement of specified corporate objectives. These awards include those intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), however, there can be no guarantee that amounts payable under the 2012 Incentive Plan (both as originally designed and as proposed in the Restated 2012 Plan) will be treated as qualified performance-based compensation under Section 162(m). In general, in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” In order for awards other than stock options and stock appreciation rights to be eligible to qualify as “performance-based compensation” for purposes of Code Section 162(m), the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by Dow’s stockholders at least once every five years. For purposes of Code Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an individual under the performance goals. Each of these aspects is discussed below, and approval of the Restated 2012 Plan will constitute approval of each of these aspects of the Restated 2012 Plan for purposes of the approval requirements of Code Section 162(m). The material terms of the performance goals under which compensation may be paid under the 2012 Stock Incentive Plan were most recently approved by Dow’s stockholders at our 2012 annual meeting.

Additional Background on Equity Compensation at Dow

The following additional information is provided in connection with this agenda item:

Dilution. As of February 28, 2014, dilution without taking into account the share increase pursuant to the Restated 2012 Plan was 6.67%. Dilution was calculated as the Total Overhang of 82,470,532 (see chart on page 48) plus the remaining share pool balance available under the 2012 Incentive Plan of 10,785,107 (“Share Pool Balance”) divided by 1,397,883,422 (consisting of the sum of (a) Total Overhang and Share Pool Balance, plus (b) total common shares outstanding as of February 28, 2014, of 1,207,823,783, plus (c) 96,804,000 common shares representing the total number of shares of common stock that may be issued upon conversion of the 4,000,000 outstanding shares of the Company’s Series A Cumulative Convertible Perpetual Preferred Stock at the conversion rate of 24.2010 shares of common stock for each share of preferred Series A as more particularly set forth in Note 21-Stockholders’ Equity in the Company’s 2013 Annual Report on Form 10-K). If the additional shares requested under the Restated 2012 Plan (50,500,000) are added to the numerator and denominator of this calculation, dilution is projected to be 9.93%.

2014 Proxy Statement	47

AGENDA ITEM 4 (continued)

Burn Rate. Dow addresses long-term dilution by carefully considering the number of equity awards granted annually, commonly referred to as “burn rate.” Burn rate differs from dilution as it does not account for equity awards that have been cancelled and other shares returned to the reserve. As shown in the following table, Dow’s three-year average annual burn rate calculated using Institutional Shareholder Services (“ISS”) methodology is 2.22%, which is below the ISS burn rate threshold of 2.85% applied to our industry.

Year	Options Granted	Time- Based RSUs (Deferred Stock) Granted	Performance- Based RSUs (Performance Deferred Stock) Earned (a)	Total (b)	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total Granted / Common Shares Outstanding	1:1 Burn Rate (c)
2013	17,080,000	3,782,280	1,065,000	29,198,200	1,186,200,000	2.46%	1.65%
2012	12,796,000	3,689,650	828,000	24,090,125	1,169,700,000	2.06%	1.31%
2011	10,607,000	3,412,350	2,210,000	24,662,875	1,149,000,000	2.15%	1.07%
Three-Year Average						2.22%	1.34%

(a)	The amount in this column includes performance based RSUs that were earned (i.e., the performance conditions were satisfied and shares subject to the award vested) during the applicable fiscal year.
(b)	Total calculation is based on the ISS methodology of weighting incentive stock awards and RSUs more heavily than options, using a 2.5:1 ratio.
(c)	For reference, we also include the burn rate calculated using a 1:1 ratio. This calculation uses a net grant amount for each award type (meaning grants in the year minus any forfeitures and expirations during the year) divided by the Total Common Shares Outstanding as of December 31 of each year.

Updated Information on Outstanding Awards. Information as of February 28, 2014, regarding awards outstanding under current equity compensation plans is summarized in the following table. In addition, as of February 28, 2014, the balance of shares available for grant under the 2012 Incentive Plan was 10,785,107 shares.

Award	# Outstanding	Weighted Average Exercise Price	Weighted Average Term
Options*	67,796,324	$36.41	6.16 years
Full Value Awards	14,674,208	Not applicable	Not applicable
Total Overhang	82,470,532
*	No options or SARs outstanding under any prior or current plans contain a dividend equivalent right.

In approving the Restated 2012 Plan, the Committee and the Board took into consideration the following, although it did not determine that any one of these considerations was controlling in determining the increase in the number of shares to propose for the Restated 2012 Plan:

•	A review of the share usage from the inception of the 2012 Incentive Plan through the filing date, which is reflected in the burn rate information above

•	Anticipated share usage for the next two to three years modeled under various stock price scenarios

•	Dow’s historical burn rate, dilution and overhang data

The Committee and the Board were also briefed on industry peer group and practice with respect to share usage and input from stockholders regarding our historical share usage. The Board and the Committee also considered the Company’s revised long-term incentive plan mix. For executive level employees, performance-based awards were increased to 45% from 35%, and stock options were reduced to 30% from 40%. Below executive level, stock options were eliminated and replaced with performance-based awards. The revised mix was implemented with the 2014 grants. As shown in the following table, the revised mix resulted in just over 12 million fewer shares granted as part of our annual pay planning cycle in 2014 compared to 2013. This decrease in our annual share usage is expected to continue in future years.

	2013		2014
	Shares Granted	Shares Granted (Fungible 2.1 for Full Value Shares)	Shares Granted	Shares Granted (Fungible 2.1 for Full Value Shares)
Stock Options	17,079,520	17,079,520	3,146,250	3,146,250
Performance Shares	1,321,000	2,774,100	2,417,710	5,077,191
Deferred Shares	3,747,000	7,868,700	2,207,800	4,636,380
Total	22,147,520	27,722,320	7,771,760	12,859,821
		Reduction	14,375,760	14,862,499
Percentage Reduction:				54%

48	2014 Proxy Statement

AGENDA ITEM 4 (continued)

Summary of the Restated 2012 Plan

The following summary of the Restated 2012 Plan is qualified in its entirety by reference to the complete text of the Restated 2012 Plan as set forth in Appendix A to this Proxy Statement. You should read the complete text of the Restated 2012 Plan for more details regarding the operation of the Restated 2012 Plan.

The Board and the Committee recommend that the stockholders approve the Restated 2012 Plan. If the holders of a majority of the votes cast vote FOR the Restated 2012 Plan, it will immediately become effective. Abstentions and broker non-votes are not counted in determining whether the Restated 2012 Plan is approved. If Dow’s stockholders do not approve the Restated 2012 Plan, the Restated 2012 Plan will not become effective, and the 2012 Incentive Plan, as it presently exists, will continue in effect.

The Restated 2012 Plan will be effective upon stockholder approval at the annual meeting. No new awards may be granted under the 2012 Incentive Plan (both as originally adopted and as proposed in the Restated 2012 Plan) after May 10, 2022. However, the term and exercise of awards granted before then may extend beyond that date. The Board may terminate the Restated 2012 Plan at any time with respect to all awards that have not been granted.

Key Features of the Restated 2012 Plan

•

Limitation on shares requested. The maximum number of shares as to which stock options and stock awards may be granted under the Restated 2012 Plan is 95,000,000 shares, plus any shares that were subject to outstanding awards under the Prior Plans as of May 10, 2012 that are subsequently canceled, expired, forfeited or otherwise not issued under the Prior Plans or settled in cash. The total number of shares authorized includes shares that have already been issued or are subject to outstanding awards under the 2012 Incentive Plan, as described above.

•	Limitation on term of stock option grants. As with the 2012 Incentive Plan, the term of each stock option will not exceed ten years.

•

Limitation on share counting. As with the 2012 Incentive Plan, shares that were subject to a stock-settled stock appreciation right (“SAR”) and were not issued upon the net settlement or net exercise of such SAR, shares surrendered for the payment of the exercise price or withholding taxes under stock options or SARs, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the Restated 2012 Plan.

•

No repricing or grant of discounted stock options. Subject to the provisions regarding adjustments for stock splits, recapitalizations and other corporate transactions, the Restated 2012 Plan prohibits the repricing of options or SARs without stockholder approval, whether by amending an existing award agreement or by substituting a new award at a lower (or no) purchase price. In this regard, the Restated 2012 Plan clarifies the intention of the 2012 Incentive Plan that this prohibition applies to both options and SARs when the purchase price of the option or SAR is above the fair market value of a share of Dow stock.

•

No Evergreen Provision. As with the 2012 Incentive Plan, the Restated 2012 Plan contains no “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without stockholder approval.

•

Dividends and Dividend Equivalents. The Restated 2012 Plan clarifies that no dividends or dividend equivalents will be paid with respect to performance-based restricted stock or shares underlying performance-based stock units that do not vest. In addition, the Restated 2012 Plan clarifies that no dividend equivalent rights will be granted alone or in conjunction with any option or SAR. No options or SARs outstanding under any prior or current plans contain a dividend equivalent right.

Description of the Restated 2012 Plan

Eligibility. Non-employee directors, officers, executives, and other employees and service providers of Dow or its subsidiaries are eligible to participate in the Restated 2012 Plan. As of December 31, 2013, the Company had approximately 53,000 employees. Historically, awards have been granted to approximately 4,000 employees per year.

Administration. The Restated 2012 Plan is to be administered by the Committee. The Committee may grant awards to eligible persons and, to the extent permitted by applicable law and any rules of the stock exchange or market or quotation system on which Dow stock is traded, listed or quoted, may delegate to (1) a committee of one or more directors of Dow any of the authority of the Committee under the Restated 2012 Plan, or (2) one or more officers of Dow, the right to grant awards (other than restricted stock awards) in accordance with the terms of the Restated 2012 Plan. The Committee is authorized to interpret the Restated 2012 Plan and related agreements and documents and to take various other actions with respect thereto.

2014 Proxy Statement	49

AGENDA ITEM 4 (continued)

Shares Available Under the Restated 2012 Plan

Subject to adjustment as provided for in the Restated 2012 Plan, the number of shares of Dow common stock issuable under the Restated 2012 Plan will not exceed in the aggregate:

•	95,000,000 shares, plus

•

any shares of common stock that were subject to outstanding awards under the Prior Plans as of May 10, 2012 that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plans award or settled in cash (such shares to be added to the number of shares issuable under the Restated 2012 Plan as one share of stock if such shares were subject to options or SARs under the Prior Plans and as 2.1 shares of stock if such shares were subject to awards other than options or SARs under the Prior Plans).

Shares issued under the Restated 2012 Plan may be authorized and unissued shares or shares that were reacquired by the Company, including shares purchased in the open market, or a combination of the foregoing.

Share Counting

Under the Restated 2012 Plan, each share of Dow common stock that is subject to a stock option or SAR counts against the number of shares issuable under the plan as one share, and each share of Dow common stock that is subject to an award other than a stock option or SAR counts against the number of shares issuable under the plan as 2.1 shares. However, for each share that is cancelled, forfeited, expires, is otherwise not issued or is settled for cash (in whole or in part) under the Restated 2012 Plan, or after May 10, 2012 under the Prior Plans, one share will be added back to the aggregate Restated 2012 Plan limit for such share subject to a stock option or SAR, and 2.1 shares will be added back to the aggregate Restated 2012 Plan limit for such share subject to an award other than a stock option or SAR. Notwithstanding the foregoing, the number of shares available for grant under the Restated 2012 Plan will not be increased in the following circumstances:

•

any shares of Dow common stock delivered to or withheld by Dow in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any award under the Prior Plans, the 2012 Incentive Plan or the Restated 2012 Plan;

•	Dow common stock subject to a SAR granted under the Prior Plans, the 2012 Incentive Plan or the Restated 2012 Plan that is not issued when the SAR is exercised and settled in Dow common stock; and

•

Dow common stock reacquired by Dow on the open market or otherwise using cash proceeds from the exercise of stock options granted under the Prior Plans, the 2012 Incentive Plan or the Restated 2012 Plan.

Shares of Dow common stock issued in assumption of, or in substitution or exchange for, awards granted or authorized by a company acquired by the Company (referred to as “substitute awards”) will not decrease the number of shares available for grant under the Restated 2012 Plan, but shares of Dow common stock subject to substitute awards will not be available for further awards under the Restated 2012 Plan if the substitute awards are cancelled, forfeited, expire, are otherwise not issued or are settled in cash. Dow may use shares under a pre-existing, stockholder-approved plan of a company acquired by or combined with Dow or any subsidiary of Dow for awards under the Restated 2012 Plan, which shares will not decrease the number of shares available for grant under the Restated 2012 Plan, but such shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of Dow or any subsidiary prior to such acquisition or combination.

Award Limitations

Subject to certain adjustments as provided for in the Restated 2012 Plan:

•

No participant may be granted stock options, freestanding SARs, restricted stock, stock units, performance shares or other share-based awards for more than 3,000,000 shares of Dow common stock during any calendar year.

•

Under a provision being added to the Restated 2012 Plan, a non-employee director may not be granted awards for more than 15,000 shares of Dow common stock during any calendar year; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of shares Dow common stock subject to awards granted to such non-employee director may be up to two hundred percent (200%) of the foregoing limit, and the foregoing limits will not count any tandem stock appreciation rights.

50	2014 Proxy Statement

AGENDA ITEM 4 (continued)

•

The maximum cash amount that may be paid to any participant during any calendar year with respect to performance awards which are denominated in cash and intended to be “performance-based compensation” under Section 162(m) of the Code is $15,000,000.

Section 162(m) of the Code

The Restated 2012 Plan is designed to allow Dow to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. The Board and the Committee believe that it is in Dow’s interests and the interests of Dow’s stockholders to maintain an equity and long-term cash compensation plan under which compensation awards made to Dow’s named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, Dow has structured the Restated 2012 Plan with the intent that awards under it can satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. However, Dow cannot guarantee that the Restated 2012 Plan or awards under the Restated 2012 Plan will actually satisfy all of the regulations and procedures necessary for awards under the Restated 2012 Plan to qualify as performance-based compensation under Section 162(m). In order for awards to satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code, the Restated 2012 Plan specifies performance measures and other material terms that must be approved by Dow’s stockholders as described above. Approval of the Restated 2012 Plan by the required vote of Dow’s stockholders described above is intended to constitute such approval.

Repricing Prohibited

Except in connection with an adjustment involving a corporate transaction or event as described below and provided for in the Restated 2012 Plan, at any time when the exercise or base price of an option or SAR is above the fair market value of a share of common stock, the Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower (or no) exercise or base price, or cancelled in exchange for cash, without the approval of Dow’s stockholders.

Types of Awards Authorized Under the Restated 2012 Plan

Stock Options and Stock Appreciation Rights. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, with a maximum term of ten years, or SARs. The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, shares, or other awards. The Restated 2012 Plan also prohibits the granting of stock options with an exercise price less than the fair market value of Dow stock on the date of grant (as of February 28, 2014, the fair market value of Dow stock was $48.71 per share). Stockholder approval of the class of eligible participants under the Restated 2012 Plan and the limits on the number of options and SARs granted to any one participant under the Restated 2012 Plan also is intended to satisfy the stockholder approval conditions for such awards to qualify as “performance-based compensation” under Section 162(m) of the Code, as described above.

Restricted Stock and Stock Units. The Committee may award restricted stock and stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or stock units and may accrue dividends, with or without interest, until the award is paid. The Committee will establish the manner and timing under which restrictions may lapse. In no event will dividends or dividend equivalents be paid during the performance period with respect to awards that are subject to performance-based vesting criteria, and no dividends or dividend equivalents will be paid with respect to performance-based restricted stock and stock unit awards that do not vest.

Incentive Bonuses. The Committee may establish performance criteria and level of achievement versus these criteria that shall determine the amount payable under an incentive bonus. The Restated 2012 Plan specifies that payment of the amount due under an incentive bonus may be denominated in cash or shares as determined by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or participant during a performance period.

2014 Proxy Statement	51

AGENDA ITEM 4 (continued)

Qualifying Performance Criteria

The Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code provided that the performance criteria for an award or portion of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more qualifying performance criteria selected by the Committee and specified at the time the award is granted. The “Qualifying Performance Criteria” for any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either Dow as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings, (iii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iv) book value per share, (v) stock price, (vi) return on equity, (vii) total stockholder return, (viii) improvements on capital structure, (ix) working capital, (x) return on capital (including return on total capital or return on invested capital), (xi) return on assets or net assets, (xii) market capitalization, (xiii) economic value added, (xiv) sales growth, (xv) productivity improvement, (xvi) debt leverage (debt to capital), (xvii) revenue, (xviii) income or net income, (xix) operating income, (xx) operating profit or net operating profit, (xxi) maintenance or improvement of operating margin or profit margin, (xxii) return on operating revenue, (xxiii) cash from operations, (xxiv) operating ratio, (xxv) operating revenue, (xxvi) market share, (xxvii) product development or release schedules, (xxviii) new product innovation, (xxix) economic profit, (xxx) profitability of an identifiable business unit or product, (xxxi) product cost reduction through advanced technology, (xxxii) brand recognition/acceptance, (xxxiii) product ship targets, (xxxiv) cost reductions, (xxxv) customer service, (xxxvi) customer satisfaction or (xxxvii) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with GAAP or identified in Dow’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under the Restated 2012 Plan or any other compensation arrangement maintained by Dow.

Limitations on Transfer. Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered.

Amendments. The Board may alter, amend, or discontinue the Restated 2012 Plan from time to time subject to approval by the Company’s stockholders if required by applicable law, including the rules of any stock exchange or market or quotation system on which the common stock is traded, listed or quoted, or if such amendment: (a) increases the maximum number of shares of common stock for which awards may be granted under the plan; (b) reduces the price at which options may be granted below the fair market value of a share of common stock on the date of grant (other than with respect to substitute awards); (c) when the purchase price is above the fair market value of a share of common stock, reduces the exercise price of outstanding options or SARs; (d) extends the term of the plan; (e) changes the class of persons eligible to participate in the plan; or (f) increases the individual maximum limits on awards under the plan. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make equitable adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the Restated 2012 Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the restriction on the total amount of restricted stock, restricted stock units, performance awards or other stock-based award that

52	2014 Proxy Statement

AGENDA ITEM 4 (continued)

may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Federal Income Tax Consequences. The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the Restated 2012 Plan, including non-qualified options and SARs, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SAR, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Restated 2012 Plan is designed to permit the grant of options and SARs, and certain awards of restricted stock units and contingent incentive bonuses that are intended to qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Restated 2012 Plan will be fully deductible under all circumstances.

This general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Restated 2012 Plan. Different tax rules may apply to specific participants and transactions under the Restated 2012 Plan, particularly in jurisdictions outside the United States.

New Plan Benefits. The benefits that will be awarded or paid under the Restated 2012 Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

2014 Proxy Statement	53

AGENDA ITEM 4 (continued)

Aggregate Past Grants under the 2012 Incentive Plan. The table below shows, as to each named executive officer and the indicated groups, the number of shares of Dow common stock subject to stock options granted under the 2012 Incentive Plan from inception through December 31, 2013.

Name & Principle Position	Date of Grant	Exercise Price	# of Options Granted	# of Options Outstanding
Andrew Liveris President, Chief Executive Officer and Chairman	2/15/2013	$32.16	761,660	761,660
William Weideman Executive Vice President and Chief Financial Officer	2/15/2013	$32.16	210,880	210,880
Charles Kalil Executive Vice President, General Counsel and Corporate Secretary	2/15/2013	$32.16	201,290	201,290
Joe Harlan Executive Vice President and President of Chemicals, Energy and Performance Materials	2/15/2013	$32.16	210,880	210,880
James Fitterling Executive Vice President and President of Feedstocks, Performance Plastics, Asia and Latin America	2/15/2013	$32.16	210,880	210,880
Named Executive Officers Total			1,595,590	1,595,590
Executive Officers Total			2,584,110	2,584,110
All Employees (excluding Executive Officers)			14,495,410	14,495,410

The Board of Directors unanimously recommends a vote FOR the proposal to approve the Restated 2012 Plan.

Vote Required

Approval of the Restated 2012 Plan requires a majority of votes actually cast on the matter under the Company’s Bylaws. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are counted, while abstentions and broker non-votes are not counted in determining whether the Restated 2012 Plan is approved. In addition, the New York Stock Exchange listing standards contain separate approval requirements with respect to the approval of the plan. Under the New York Stock Exchange listing standards, approval of the plan also requires the affirmative vote of a majority of votes cast; however, abstentions are treated as votes cast, and therefore will have the same effect as votes “against” the plan.

54	2014 Proxy Statement

Equity Compensation Plan Information

The table below shows the December 31st, 2013 Equity Plan Information.

EQUITY COMPENSATION PLAN INFORMATION

	(1)	(2)		(3)
Plan Category	# of securities to be issued upon exercise of outstanding options, warrants, rights	Weighted-average exercise price of outstanding options, warrants, rights ($)		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity Compensation Plans Approved by Security Holders	89,918,965	35.70	(a)	48,550,398	(b)
Equity Compensation Plans Not Approved by Security Holders (c)	19,250	42.69		—
Total	89,938,215	35.70		48,550,398

As of December 31, 2013

(a)	Calculation does not include outstanding Performance Shares that have no exercise price.
(b)	The 2012 Stock Incentive Plan was approved by shareholders on May 10, 2012 with an initial share pool of 44,500,000 shares. Shares available are calculated using the fungible method of counting shares which consumes 2.1 for each deferred stock and performance share awarded and 1 share for each stock option. The 2012 Plan also provides that stock awards under the prior 1988 Award and Option Plan which are forfeited or expire shall be added back into this share pool at the fungible ratios. Total includes 20,582,818 shares available under the 2012 Stock Incentive Plan, 27,689,373 shares available under the 2012 Employee Stock Purchase Plan, and 278,207 shares available under the 1994 Executive Performance Plan.
(c)	Includes 19,250 outstanding stock options granted prior to 2005 under The Dow Chemical Company 1994 Non-Employee Directors’ Stock Plan (“1994 Plan”). The 1994 Plan previously allowed the Company to grant up to 300,000 stock options. The Plan is limited to non-employee directors, and provided that stock options were granted pursuant to a formula and had ten-year terms. No further grants will be issued under this plan.

2014 Proxy Statement	55

AGENDA ITEM 5

STOCKHOLDER PROPOSAL ON STOCKHOLDER ACTION BY WRITTEN CONSENT

A stockholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary.* Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

Proposal 5 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

Please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 5

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that adoption of this proposal regarding stockholder action by written consent is unnecessary in light of the ability of stockholders to call special meetings and that adoption of the proposal would NOT be in the best interests of all stockholders.

Authorizing action by written consent would make it possible for a stockholder or a small group of stockholders who do not owe fiduciary responsibilities to other stockholders to accumulate a short-term voting position (which may include borrowed shares) and use the consent procedure to take action without a meeting, without prior notice to the other stockholders or the Company, and without giving all stockholders an opportunity to participate and consider arguments for and against any action. Long-term stockholders, in particular, may be disenfranchised through action taken by written consent.

In 2011 the Company presented, and the stockholders adopted, a provision authorizing stockholders owning 25% of the outstanding shares to call a special meeting of stockholders. In light of this right, the Board of Directors believes that there is no ready justification for stockholders to act by written consent unless the stockholders seeking such action are unwilling or unable to hold Company shares until the date of a stockholders’ meeting, or wish to take action without providing all stockholders the ability to consider and vote upon the matter.

While the proponent of this proposal asserts that action by written consent can effect change at the Company, the Board believes that such actions are contrary to the principles of stockholder democracy. The Board believes that important issues should be raised at a meeting of stockholders where all stockholders have received advance notice of the proposed business and at which all stockholders have the ability to vote. These safeguards are provided for annual and special meetings of stockholders called pursuant to the Company’s Bylaws. The Board believes that these safeguards around the ability to act at a special or annual meeting promote and protect stockholders’ interests.

56	2014 Proxy Statement

AGENDA ITEM 5 (continued)

The Board believes that this proposal should also be evaluated in the context of the Company’s overall corporate governance. The Company has consistently implemented and followed best practices in corporate governance including: annual election of all directors (a “declassified” board), adoption of majority voting for election of directors, elimination of super-majority provisions in its governing documents, and providing stockholders the right to call special meetings, as described above.

For these reasons Dow believes this proposal is unnecessary and could have adverse consequences for stockholders. Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not counted in determining whether this resolution is approved.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2014 Proxy Statement	57

AGENDA ITEM 6

STOCKHOLDER PROPOSAL ON EXECUTIVE STOCK RETENTION

A stockholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary.* Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

Proposal 6—Executives to Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D for executive pay with $22 million for Andrew Liveris and shareholders faced a potential 13% dilution. Dow can give long-term incentive pay to our CEO for below-median performance.

GMI Ratings’ Environmental, Social and Governance (ESG) grade for Dow was F. A federal judge in Kansas City, Kansas, ordered Dow to pay $1.2 billion in a price-fixing case involving chemicals used to make foam products in cars, furniture and packaging. Dow said it would take a $1 billion charge related closing 20 plants and laying off thousands of workers.

GMI rated our board D. The chairman of our executive pay committee, Dennis Reilley, was negatively flagged by GMI because he was on the Entergy Corporation board when it filed for bankruptcy. Mr. Reilley was also over-committed with seats on 4 company boards. James Ringler was on a whopping 6 company boards and was further extended by being on our audit committee. Mr. Ringler received our highest negative votes – in double digits. Ruth Shaw also received double digits in negative votes. Our Lead Director, Jeff Fettig was a CEO at another company. A majority of our executive pay committee comprised CEOs from other public companies. Not one independent director had expertise in risk management.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Executives To Retain Significant Stock – Proposal 6

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

As described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 16, the stock ownership and retention guidelines established by the Compensation and Leadership Development Committee (the “Committee”) already align the economic interests of Dow executives with those of Dow stockholders.

58	2014 Proxy Statement

AGENDA ITEM 6 (continued)

The Committee regularly reviews stock ownership and retention relative to market practice and the current value of Dow stock, and, in fact, adjusted the guidelines for executives upward in 2012. Dow executives are required to maintain Dow stock according to the guidelines until retirement. All NEOs currently hold shares significantly in excess of the guidelines clearly reflecting a commitment to the Company’s long-term success and stockholder value. In addition, since LTI awards do not have provisions for accelerated vesting at retirement, NEOs continue to hold a significant portion of their compensation value in Dow stock for at least three years after retirement.

The following table shows the stock ownership guideline for each NEO and their holdings as of December 31, 2013.

EXECUTIVE STOCK OWNERSHIP GUIDELINES & HOLDINGS FOR 2013

	NEO & Guidelines		Personal Holdings
Name	Guideline # Shares	Multiple of Base Salary	2013 Personal Holdings	Shares Held In Excess of Guideline	Percent in Excess of Guideline	Shares Held as a Multiple of Base Salary
Andrew Liveris	250,000	6x	906,645	656,645	263%	21x
William Weideman	80,000	4x	219,534	139,534	174%	11x
Charles Kalil	80,000	4x	294,954	214,954	269%	13x
Joe Harlan	80,000	4x	209,039	129,039	161%	10x
James Fitterling	80,000	4x	177,696	97,696	122%	9x

Separately, Dow policy already prohibits executives from engaging in speculative transactions in Dow securities, including trades in puts or calls, short sales, pledging Dow securities, or holding Dow securities in margin accounts.

The Board remains committed to the design and implementation of equity compensation programs and stock ownership and retention guidelines that best align the interests of Dow executives with those of Dow stockholders while providing competitive compensation. The success of these incentives is evidenced by a TSR that exceeded the S&P 500 in both 2012 and 2013. For these reasons, Dow believes this proposal is unnecessary and could have adverse consequences for stockholders.

Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not counted in determining whether this resolution is approved.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2014 Proxy Statement	59

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Board of Directors is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange (“NYSE”) and the Company that are available on the Company’s corporate governance website at www.DowGovernance.com. The Committee operates pursuant to a charter that is also available at www.DowGovernance.com.

The Board has determined that Committee members James A. Bell and James M. Ringler are financially literate and are audit committee financial experts as defined by the applicable standards.

The Committee had nine meetings during 2013, five of which were regularly scheduled meetings that included separate executive sessions of the Committee with the lead client service partner of the independent registered public accounting firm, the internal auditor, the general counsel, management and among the Committee members themselves. Four of the meetings were conference calls related to the Company’s earnings announcements and periodic filings. Numerous other informal meetings and communications among the Chair, various Committee members, the independent registered public accounting firm, the internal auditor and/or members of the Company’s management also occurred.

On behalf of the Board of Directors, the Committee oversees the Company’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on the Company’s internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, matters relating to the Company’s internal control over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte & Touche LLP‘s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the Committee pre-approves and reviews audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to the Company and the related fees for such services. The Committee has pre-approved all services provided and fees charged by the independent registered public accounting firm to the Company, and has concluded that such services are compatible with the auditors’ independence. The Committee’s charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent registered public accounting firm to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

Relying on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assertion on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the U.S. Securities and Exchange Commission. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company and its subsidiaries for 2014. The Board of Directors has concurred on that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

James A. Bell, Chair

James M. Ringler

Ruth G. Shaw

60	2014 Proxy Statement

OTHER GOVERNANCE MATTERS

Future Stockholder Proposals

If you satisfy the requirements of the U.S. Securities and Exchange Commission (the “SEC”) and wish to submit a proposal to be considered for inclusion in the Company’s proxy material for the 2015 Annual Meeting, please send it to the Corporate Secretary.* Under SEC Rule 14a-8, these proposals must be received no later than the close of business on November 28, 2014.

Future Annual Meeting Business

Under the Company’s Bylaws, if you wish to raise items of proper business at an annual meeting, other than stockholder proposals presented under Rule 14a-8 for inclusion in the Company’s proxy materials, you must give advance written notification to the Corporate Secretary.* For the 2015 Annual Meeting, written notice must be received by the Corporate Secretary between the close of business on November 28, 2014, and the close of business on January 27, 2015. However, as provided in the Bylaws, different deadlines apply if the 2015 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2014 annual meeting. Such notices must comply with the procedural and content requirements of the Bylaws. If notice of a matter is not received within the applicable deadlines or does not comply with the Bylaws, the chairman of the meeting may refuse to introduce such matter. If a stockholder does not meet these deadlines or, does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively one will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders with the same surname who share a single address, only one Proxy Statement and accompanying Annual Meeting materials will be sent to an address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the practice. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your investor identification number to the Corporate Secretary.* If you hold your stock in street name, you may revoke your consent to householding at any time by contacting Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717, or by calling 800-542-1061. If you are a registered stockholder receiving multiple copies of these materials at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy of materials in the future by contacting the Corporate Secretary,* if you are a registered holder, or Broadridge Financial Solutions Inc., if you hold your stock in street name, at the address and telephone number provided above. The Company will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding, a separate copy of the materials upon the stockholder’s written or oral request to the Corporate Secretary.*

Copies of Proxy Materials and Annual Report

Dow’s Proxy Statement and Annual Report (with Form 10-K) are posted on Dow’s website at www.dow.com/financial/reports or https://materials.proxyvote.com/260543. Stockholders may receive printed copies of each of these documents without charge by contacting the Company’s Investor Relations Office at 800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and other Annual Meeting materials in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. To enroll for electronic delivery, go to our Investor Relations website at www.DowInvestorRelations.com and select “Stock Information,” then click on the link under “Register for Online Delivery of Proxy Materials” and follow the instructions to enroll.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2014 Proxy Statement	61

OTHER GOVERNANCE MATTERS (continued)

Corporate Governance Documents

The Company’s Code of Business Conduct, Board Committee charters and Corporate Governance Guidelines are available at www.DowGovernance.com. Stockholders may obtain a printed copy of these materials upon request by contacting the Office of the Corporate Secretary.*

Other Matters

The Board does not intend to present any business at the Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares represented the discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the Meeting in addition to the scheduled items of business, including matters incident to the conduct of the Meeting and any stockholder proposal omitted from the Proxy Statement and form of proxy. At the time that this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

Charles J. Kalil Executive Vice President, General Counsel and Corporate Secretary	Midland, Michigan March 28, 2014

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

62	2014 Proxy Statement

APPENDIX A

THE DOW CHEMICAL COMPANY AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

1. Purpose

The purpose of The Dow Chemical Company Amended and Restated 2012 Stock Incentive Plan (the “Plan”) is to advance the interests of The Dow Chemical Company by rewarding the efforts of employees and non-employee directors who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 1988 Award and Option Plan and the Company’s Amended and Restated 2003 Non-Employee Directors’ Stock Incentive Plan with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Stock Units and Restricted Stock, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee.

(b)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c)	“Award” means an Option, Stock Appreciation Right, Stock Unit, Restricted Stock or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions in accordance with Section 12 of the Plan.

(d)	“Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e)	“Board” means the board of directors of the Company.

(f)	A “Change in Control” shall be deemed to have occurred upon the consummation of:

i.	a change in ownership of a corporation where one person, or more than one person acting as a group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation (including without limitation the consummation of a transaction having such effect); or

ii.	a change in the effective control of the corporation under which either: (1) any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of the corporation; or (2) a majority of members of the corporation’s board of directors is replaced during any 12 -month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election.

This definition of “Change in Control” is intended to conform to the definition of a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined under Section 409A of the Code and any subsequent authority issued pursuant thereto, and no corporate event shall be considered a Change in Control unless it meets such requirements.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(h)	“Committee” means the Compensation and Leadership Development Committee of the Board (or any successor), or such other committee designated by the Board, designated to administer the Plan under Section 6.

(i)	“Common Stock” means the common stock of the Company, par value $2.50 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

(j)	“Company” means The Dow Chemical Company, a Delaware corporation, or any successor to substantially all its business.

(k)	“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Restricted Stock or Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

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APPENDIX A (continued)

(l)	“Eligible Person” means an employee of the Company or a Subsidiary, including an officer or director who is such an employee and any non-employee director. An Eligible Person shall also include any person who is an employee under the instructions to Form S-8. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful.

(m)	“Fair Market Value” means, as applied to a specific date, the closing market price of Common Stock, as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded. However, in the case of an Incentive Stock Option, if such method of determining Fair Market Value shall not be consistent with the then current regulations of the U.S. Secretary of the Treasury, Fair Market Value shall be determined in accordance with those regulations. In the event the Common Stock is not traded on the New York Stock Exchange, the Fair Market Value of the Common Stock shall be determined by the Board in good faith.

(n)	“Incentive Bonus” means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount payable in cash or Common Stock or a combination thereof, as determined by the Committee, based on satisfaction of such performance criteria established for a performance period of not less than one year as are specified in the Award Agreement.

(o)	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(p)	“Key Employee” means any service provider of the Company who is a “specified employee” within the meaning of Section 409A of the Code, which, for purposes of the Plan, shall include any employee of the Company who has a job level of 820 points or higher as of his or her Separation from Service.

(q)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)	“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to Section 8 of the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(s)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(t)	“Plan” means The Amended and Restated Dow Chemical Company 2012 Stock Incentive Plan as set forth herein and as amended from time to time.

(u)	“Prior Plans” means the Company’s 1988 Award and Option Plan and the Company’s Amended and Restated 2003 Non-Employee Directors’ Stock Incentive Plan.

(v)	“Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(w)	“Restricted Stock” means an award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(x)	“Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(y)	“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(z)	“Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(aa)	“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(bb)	“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

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APPENDIX A (continued)

3. Eligibility

Any Eligible Person is eligible to receive an Award.

4. Effective Date and Termination of Plan

This Plan was originally adopted by the Board as of February 9, 2012, and became effective upon approval by the Company’s stockholders at the Company’s 2012 Annual of Stockholders on May 10, 2012 (the “Original Effective Date”). This amendment and restatement of the Plan was adopted by the Board as of February 13, 2014, and it will become effective (the “Restatement Effective Date”) when it is approved by the Company’s stockholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Original Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

(a)	Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 95,000,000, plus any shares of Common Stock that were subject to outstanding awards under the Prior Plans as of the Original Effective Date (such awards the “Prior Plan Awards”) that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan Award or settled in cash. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.1 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to Prior Plan Awards that, after the Original Effective Date, are canceled, expired, forfeited or otherwise not issued under the Prior Plan Award or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under the Prior Plans, and as 2.1 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plans. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)	Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (i) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under a Prior Plan), (ii) shares of Common Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Prior Plan), (iii) shares of Common Stock delivered to or withheld by the Company to pay the withholding taxes related to an Option or Stock Appreciation Right (or an option or stock appreciation right granted under a Prior Plan), or (iv) shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Prior Plan). Any shares of Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as 2.1 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plans. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.

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APPENDIX A (continued)

(c)	Tax Code Limits. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 9). The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 95,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $15,000,000.

(d)	Director Awards. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one non-employee director shall not exceed 15,000 provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to Awards granted to such non-employee director may be up to two hundred percent (200%) of the number of shares of Common Stock set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 9).

(e)	Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6. Administration of the Plan

(a)	Administrator of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would (i) cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act, (ii) cause an Award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment, or (iii) violate any requirement or rules of the stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Compensation and Leadership Development Committee of the Board (or any successor) may by resolution delegate any or all of its authority to a subcommittee composed of one or more directors (who need not be members of the Committee), and any such subcommittee shall be treated as the Committee for all purposes under this Plan, except to the extent that such subcommittee would fail to satisfy any applicable section or regulation under the Act or Code or any requirement or rules of the stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted. The Board or the Compensation and Leadership Development Committee of the Board (or any successor) may by resolution authorize one or more officers of the Company to grant Awards (other than Restricted Stock awards); provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself or any executive officer of the Company as a recipient of any Awards granted under authority delegated to such officer. The Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Committee in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

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APPENDIX A (continued)

(b)	Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

i.	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

ii.	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

iii.	to grant Awards and determine the terms and conditions thereof;

iv.	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

v.	to prescribe and amend the terms of the Award Agreements and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

vi.	to determine the extent to which adjustments are required pursuant to Section 15;

vii.	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

viii.	to approve corrections in the documentation or administration of any Award;

ix.	address unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe); and

x.	to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award.

(c)	Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d)	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7. Plan Awards

(a)	Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee (or its delegate) for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

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APPENDIX A (continued)

(b)	Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify at or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c)	Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee. Notwithstanding the foregoing, in no event shall Dividend Equivalents be granted alone or in conjunction with any Option or Stock Appreciation Right granted under the Plan.

8. Options

(a)	Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions subject to continued employment, passage of time and/or performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b)	No Repricing without Shareholder Approval. Except as provided in Section 15, at any time when the purchase price of an Option is above the Fair Market Value of a share of Common Stock, the Company shall not, without stockholder approval, reduce the purchase price of such Option and shall not exchange such Option for a new Award with a lower (or no) purchase price or for cash.

(c)	No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d)	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of Separation of Service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e)	No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9. Stock Appreciation Rights

(a)

General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions subject to continued employment, passage of time and/or performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time

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APPENDIX A (continued)

to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Stock Units, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b)	No Repricing without Shareholder Approval. Except as provided in Section 15, at any time when the purchase price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Company shall not, without stockholder approval, reduce the purchase price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for a new Award with a lower (or no) purchase price or for cash.

(c)	No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Restricted Stock and Stock Unit Awards

(a)	Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions subject to continued employment, passage of time and/or performance conditions in accordance with Section 12 of the Plan. In addition, the Committee shall have the right to grant Restricted Stock or Stock Unit Awards as the form of payment for grants or rights earned or due under other shareholder-approved compensation plans or arrangements of the Company. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and any Restricted Stock or Stock Unit Award the vesting and/or settlement of which is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that (i) the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability or retirement or to the extent provided in Section 15(c) in connection with a Change in Control, (ii) the Committee may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding the forgoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Restricted Stock and/or Stock Units without respect to the twelve-month or thirty-six-month restrictions described in this Section 10(a).

(b)	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Committee may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to Awards of Restricted Stock or Stock Units that are subject to performance-based vesting criteria, and no dividends or Dividend Equivalents will be paid with respect to performance-based Restricted Stock or shares underlying performance-based Stock Units that do not vest.

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APPENDIX A (continued)

11. Incentive Bonuses

(a)	Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus such criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 12(b)) selected by the Committee and specified at the time the Incentive Bonus is granted.

(b)	Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(c)	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and subject to Section 12(c) of this Plan, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

12. Qualifying Performance-Based Compensation

(a)	General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

(b)

Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings, (iii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iv) book value per share, (v) stock price, (vi) return on equity, (vii) total shareholder return, (viii) improvements on capital structure, (ix) working capital, (x) return on capital (including return on total capital or return on invested capital), (xi) return on assets or net assets, (xii) market capitalization, (xiii) economic value added, (xiv) sales growth, (xv) productivity improvement, (xvi) debt leverage (debt to capital), (xvii) revenue, (xviii) income or net income, (xix) operating income, (xx) operating profit or net operating profit, (xxi) maintenance or improvement of operating margin or profit margin, (xxii) return on operating revenue, (xxiii) cash from operations, (xxiv) operating ratio, (xxv) operating revenue, (xxvi) market share, (xxvii) product development or release schedules, (xxviii) new product innovation, (xxix) economic profit, (xxx) profitability of an identifiable business unit or product, (xxxi) product cost reduction through advanced technology, (xxxii) brand recognition/acceptance, (xxxiii) product ship targets, (xxxiv) cost reductions, (xxxv) customer service, (xxxvi) customer satisfaction or (xxxvii) the sales of assets or subsidiaries; Qualifying Performance Criteria may differ for Awards granted to any one Participant or to different Participants. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes,

A-8	2014 Proxy Statement

APPENDIX A (continued)

in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c)	Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d)	Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

13. Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock upon settlement, vesting or other events with respect to Restricted Stock or Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

14. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15. Adjustment of and Changes in the Stock

(a)

The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s security holders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be

2014 Proxy Statement	A-9

APPENDIX A (continued)

uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or SAR under this Section 15 shall be made in a manner that will not result in the grant of a new Option or SAR under Section 409A of the Code.

(b)	In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c)	Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment, provided that such termination does not result from the Participant’s termination for cause or for serious misconduct, within twenty-four (24) months following a Change in Control: (i) in the case of an Option or Stock Appreciation Right, the award shall fully vest and the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (ii) in the case of an award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously vested and/or exercisable, (B) in the case of an award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (C) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.

(d)	The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

16. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Committee, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Committee provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 16, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

A-10	2014 Proxy Statement

APPENDIX A (continued)

17. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18. Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c)	when the purchase price is above the Fair Market Value of a share of Common Stock, reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants;

(f)	increase the individual maximum limits in Section 5(c); or

(g)	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

2014 Proxy Statement	A-11

APPENDIX A (continued)

20. No Liability of Company

The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24. Forfeiture

Awards may be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason other than death, disability, retirement or as otherwise provided in an Award Agreement. Awards may furthermore be forfeited by a Participant if the Committee determines that the Participant has at any time engaged in any activity harmful to the interest of or in competition with the Company, its Subsidiaries or Affiliates or accepts employment with a competitor. Awards issued hereunder shall also be subject to the Company’s Executive Compensation Recovery Policy for executive officers, as set forth in the Company’s Corporate Governance Guidelines.

25. Key Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a Key Employee upon Separation from Service before the date that is six months after the Key Employee’s Separation from Service (or, if earlier, the Key Employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Key Employee’s Separation from Service (or, if earlier, the first day of the month after the Key Employee’s death).

26. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

A-12	2014 Proxy Statement

Appendix B

Certain Items Impacting Results

In millions, except per share amounts (Unaudited)	Pretax Impact[1]		Net Income[2]		EPS – Diluted[3]
Twelve Months Ended December 31	2013	2012	2013	2012	2013	2012
Adjusted to exclude certain items (non-GAAP measures)[4]			$2,981	$2,249	$2.48	$1.90
Certain Items:
Asset impairments and related costs[4]	$(194)	$—	(132)	—	(0.11)	—
Restructuring plan implementation costs[4]	(44)	(22)	(32)	(14)	(0.03)	(0.01)
Goodwill impairment	—	(220)	—	(220)	—	(0.19)
1Q12 Restructuring (charge) credits[4]	16	(353)	16	(280)	0.01	(0.25)
4Q12 Restructuring (charge) credits[4]	6	(990)	5	(671)	0.01	(0.57)
Charge related to Dow Corning restructuring and asset abandonment	—	(89)	—	(82)	—	(0.07)
Charge for Sadara-related development and other costs	—	(73)	—	(70)	—	(0.06)
Gain from K-Dow arbitration[4]	2,161	—	1,647	—	1.37	—
Gain on sale of Dow Polypropylene Licensing and Catalysts business[4]	451	—	356	—	0.29	—
Gain on sale of a 7.5 percent ownership interest Freeport LNG Development, L.P.[4]	87	—	69	—	0.06	—
Gain on sale of ownership interest in Dow Kokam LLC[4]	26	—	18	—	0.01	—
Gain on sale of a contract manufacturing business	—	8	—	8	—	0.01
Loss on early extinguishment of debt[4]	(326)	(123)	(205)	(78)	(0.17)	(0.06)
Adjustment of uncertain tax positions[4]	—	—	(276)	—	(0.23)	—

Total certain items[4]	$2,183	$(1,862)	$1,466	$(1,407)	$1.21	$(1.20)

Dilutive effect of assumed preferred stock conversion into shares of common stock					(0.01)	—

Reported (GAAP amounts)[5,6]			$4,447	$842	$3.68	$0.70
[1]	Impact on “Income Before Income Taxes.”
[2]	“Net Income Available for The Dow Chemical Company Common Stockholders.”
[3]	“Earnings per common share — diluted.”
[4]

For the year ended December 31, 2013, conversion of the Company’s Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company’s common stock was excluded from the calculation of “Diluted earnings per share adjusted to exclude certain items” as well as the earnings per share impact of certain items because the effect of including them would have been antidilutive.

[5]

For the year ended December 31, 2013, an assumed conversion of the Company’s Cumulative Convertible Perpetual Preferred Stock, Series A into shares of the Company’s common stock was included in the calculation of diluted earnings per share (reported GAAP amount).

[6]

The Company used “Net Income Attributable to The Dow Chemical Company” when calculating diluted earnings per share (reported GAAP amount) for the twelve-month period ended December 31, 2013, as it excludes preferred dividends of $340 million.

B-1	2014 Proxy Statement

Appendix B (continued)

Common Shares — Diluted

The following table presents diluted share counts for the twelve-month periods ended December 31, 2013, and December 31, 2012, including the effect of an assumed conversion of the Company’s Cumulative Convertible Perpetual Preferred Stock, Series A, into shares of the Company’s common stock:

In millions
Twelve Months Ended December 31	2013	2012
Share count — diluted, excluding preferred stock conversion to common shares	1,193.6	1,176.4
Potential common shares from assumed conversion of preferred stock, included in reported GAAP EPS calculation	96.8	N/A
Share count — diluted, including assumed preferred stock conversion to common shares	1,290.4	N/A

The Company uses EBITDA (which Dow defines as earnings [i.e., “Net Income”] before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. A reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders” is provided below.

Reconciliation of EBITDA to “Net Income Available for The Dow Chemical Company Common Stockholders”

In millions (Unaudited)
Twelve Months Ended December 31	2013	2012
EBITDA	$10,545	$5,591
- Depreciation and amortization	2,681	2,698
+ Interest income	41	41
- Interest expense and amortization of debt discount	1,101	1,269

Income Before Income Taxes	$6,804	$1,665

- Provisions for income taxes	1,988	`565
- Net income (loss) attributable to noncontrolling interests	29	(82)
- Preferred stock dividends	340	340

Net Income Available for The Dow Chemical Company Common Stockholders	$4,447	$842

Adjusted EBITDA Calculation

In millions (Unaudited)
Twelve Months Ended December 31	2013	2012
EBITDA	$10,545	$5,591
- Certain items impacting EBITDA[1]	2,183	(1,862)

Adjusted EBITDA	$8,362	$7,453

Adjusted EBITDA Margins Calculation

In millions (Unaudited)
Twelve Months Ended December 31	2013	2012
Net Sales	$57,080	$56,786
Adjusted EBITDA	$8,362	$7,453
Adjusted EBITDA Margins	14.6%	13.1%
[1]	See “Pretax Impact” columns on the “Certain Items Impacting Results” chart on page B-1 for additional detail on “Certain items impacting EBITDA.”

2014 Proxy Statement	B-2

2014 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 15, 2014 at 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Parking and Attendance

Complimentary self-parking is available at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Seating is limited. Tickets of admission or proof of stock ownership are necessary to attend the Meeting as explained on page 1 of this Proxy Statement. Only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.DowGovernance.com.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

™ Trademark of The Dow Chemical Company

Printed on recycled paper	Form No. 161-00797

THE DOW CHEMICAL COMPANY OFFICE OF THE CORPORATE SECRETARY 2030 DOW CENTER MIDLAND, MI 48674

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M68381-P46803	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE DOW CHEMICAL COMPANY
The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 1. Election of Directors
Nominees:		For	Against	Abstain
1a. Arnold A. Allemang 1b. Ajay Banga 1c. Jacqueline K. Barton 1d. James A. Bell 1e. Jeff M. Fettig 1f. Andrew N. Liveris 1g. Paul Polman 1h. Dennis H. Reilley		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

1i. James M. Ringler

1j. Ruth G. Shaw

2. Ratification of the Appointment of the

    Independent Registered Public Accounting Firm.

3. Advisory Resolution to Approve Executive

    Compensation.

4. Approval of the Amended and Restated 2012

    Stock Incentive Plan.

The Board of Directors recommends you vote AGAINST the following proposals:

5. Stockholder Proposal on Stockholder Action

    by Written Consent.

6. Stockholder Proposal on Executive Stock

    Retention.

						For ☐ ☐ ☐ ☐ ☐ ☐ ☐	Against ☐ ☐ ☐ ☐ ☐ ☐ ☐	Abstain ☐ ☐ ☐ ☐ ☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Annual Meeting of Stockholders

The Dow Chemical Company

May 15, 2014 - 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Ticket is not transferable.

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are not permitted at the Meeting

TICKET OF ADMISSION

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 15, 2014, at 10:00 a.m. EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business are:

1.	Election of ten Directors named in the Proxy Statement.
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.
3.	Advisory Resolution to Approve Executive Compensation.
4.	Approval of the Amended and Restated 2012 Stock Incentive Plan.
5.	Stockholder Proposal on Stockholder Action by Written Consent.
6.	Stockholder Proposal on Executive Stock Retention.

The Board of Directors recommends a vote FOR Agenda Items 1 through 4 and a vote AGAINST Agenda Items 5 and 6.

Only stockholders who held shares of record as of the close of business on March 17, 2014, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote the shares as soon as possible on the Internet, by telephone or by mailing this form.

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M68382-P46803

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Your 2014 Annual Meeting materials are enclosed and may be found on: https://materials.proxyvote.com/260543

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint Ajay Banga, Jeff M. Fettig and James M. Ringler, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 15, 2014, at 10:00 a.m. EDT, on the matters listed on the reverse side and upon such other business as may properly come before the Meeting and at any adjournment or postponement thereof.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1 through 4 and AGAINST Agenda Items 5 and 6 and to vote in accordance with their discretion on such other matters as may properly come before the Meeting and at any adjournment or postponement of the Meeting. To vote in accordance with the Dow Board of Directors’ recommendations, just sign and date on the reverse side-no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEES’ SAVINGS PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees’ Savings Plan and The Dow Chemical Company Employee Stock Ownership Plan (the “Plans”). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to the account at the Meeting and at any adjournment or postponement thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

Form must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side